Exhibit 4.3
Conformed Copy

$1,000,000,000
CREDIT AGREEMENT
dated as of December 16, 2005,
among
PETROLEUM GEO-SERVICES ASA,
and
PGS FINANCE, INC., together as Borrowers,
THE OTHER GUARANTORS PARTY HERETO, as Guarantors,
THE LENDERS PARTY HERETO,
UBS SECURITIES LLC, CREDIT SUISSE and BARCLAYS CAPITAL, as Term Loan Lead Arrangers and
Bookrunners,
BARCLAYS CAPITAL, UBS SECURITIES LLC and CREDIT SUISSE as Revolving Credit Lead
Arrangers and Revolving Credit Lead Bookrunners,
DnB NOR BANK ASA
as a Revolving Credit Lead Arranger,
UBS AG, STAMFORD BRANCH, as Term Loan Administrative Agent, Collateral Agent and Revolving
Credit Syndication Agent
BARCLAYS BANK PLC,
as Issuing Bank and Revolving Credit Administrative Agent
BARCLAYS CAPITAL
as Term Loan Documentation Agent
and
CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Term Loan Syndication Agent and Revolving Credit Documentation Agent

i

ANNEXES
Annex I	Applicable Margin
Annex II	Amortization Table

SCHEDULES

Schedule 1.01(a)	Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)	Norwegian Obligations Guarantors
Schedule 1.01(c)	US Obligations Guarantors
Schedule 1.01(d)	Material Indebtedness
Schedule 1.01(e)	Restricted Subsidiaries
Schedule 1.01(f)	Mandatory Costs
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.07(b)	Consents of Third Parties
Schedule 3.08	Litigation; Compliance with Laws
Schedule 3.13	Taxes
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 4.01(g)	Local Counsel
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 9.01	Role of the Revolving Credit Administrative Agent
Schedule 10.03	Indemnification by Borrowers and Lenders

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of LC Request
Exhibit H	Form of Lender Addendum
Exhibit I	Form of Term Note
Exhibit J-l	Form of Assets Questionnaire
Exhibit J-2	Form of Assets Questionnaire Supplement
Exhibit K-l	Form of US Pledge Agreement
Exhibit K-2	Form of UK Share Charge
Exhibit K-3	Form of Norwegian Share Mortgage
Exhibit K-4	Form of Isle of Man Share Charge
Exhibit K-5	Form of Brazilian Quota & Pledge Agreement
Exhibit L	Forms of Opinions
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Intercompany Note
Exhibit O	Form of Non -Bank Certificate

CREDIT AGREEMENT
          This CREDIT AGREEMENT (this “Agreement”) dated as of December 16, 2005, among PETROLEUM GEO-SERVICES ASA, a Norwegian public limited liability company (the “Norwegian Borrower”) and PGS FINANCE, INC., a Delaware corporation (the “US Borrower” and, together with Norwegian Borrower, “Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC (“UBSS”), CREDIT SUISSE and BARCLAYS CAPITAL (“Barclays”), as term loan lead arrangers and bookrunners (in such capacity, the “Term Loan Arrangers”), BARCLAYS, UBSS and CREDIT SUISSE, as revolving credit lead arrangers and revolving credit lead bookrunners, DnB NOR BANK ASA as a revolving credit lead arranger (in such capacity, together with Barclays, UBSS and Credit Suisse in their respective capacities as revolving credit lead arrangers, the “Revolving Credit Arrangers”), UBS AG, STAMFORD BRANCH, as term loan administrative agent (in such capacity, the “Term Loan Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties and as revolving credit syndication agent (in such capacity, the “Revolving Credit Syndication Agent”), BARCLAYS BANK PLC, as issuing bank (in such capacity, the “Issuing Bank”) and as revolving credit administrative agent (in such capacity, the “Revolving Credit Administrative Agent” and, together with the Term Loan Administrative Agent, the “Administrative Agents”) for the Lenders, and BARCLAYS CAPITAL, as term loan documentation agent (in such capacity, the “Term Loan Documentation Agent”) and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as term loan syndication agent (in such capacity, the “Term Loan Syndication Agent”) and as revolving credit documentation agent (in such capacity, the “Revolving Credit Documentation Agent”).
WITNESSETH:
          WHEREAS, each of the Borrowers has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $850,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent of $150,000,000, none of which will be drawn on the Closing Date, other than Letters of Credit issued to replace or support outstanding Letters of Credit.
          WHEREAS, each of the Borrowers has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of the Dollar Equivalent of $60,000,000, to support payment obligations incurred in the ordinary course of business by the Borrowers and their respective Subsidiaries.
          WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.
          NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers and the Issuing Bank is willing to issue letters of credit for the account of each Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR”, when used in reference to any Term Loan or Term Borrowing, is used when such Term Loan, or the Term Loans comprising such Term Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “ABR Term Borrowing” shall mean a Borrowing comprised of ABR Term Loans.
          “ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          “Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Term Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agents to be equal to the Term Loan LIBOR Rate for such Eurodollar Term Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Term Borrowing for such Interest Period.
          “Administrative Agents” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.
          “Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that is an executive officer or director of the person specified.
          “Agents” shall mean, collectively, the Administrative Agents and the Collateral Agent; and “Agent” shall mean any of them.
          “Agreement” shall have the meaning assigned to such term in the preamble hereto.
          “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Term Loan Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Term Loan Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
          “Alternate Currency” shall mean each of euros, pounds, Norwegian kroner and any other currency freely available in the London banking market to which the Lenders have given their prior consent.
          “Alternate Currency Equivalent” shall mean, as to any amount denominated in dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of dollars based upon the Spot Selling Rate.
          “Alternate Currency Letter of Credit” shall mean any Letter of Credit to the extent denominated in an Alternate Currency.
          “Applicable Fee” shall mean the amount equal to 42.5% of the Applicable Margin for Revolving Loans.
          “Applicable Margin” shall mean, for any day, with respect to any Revolving Loan, or Term Loan, as the case may be, the applicable percentage set forth in Annex I under the appropriate caption.
          “Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Loans and Commitments represented by such Lender’s Loans and Commitments.
          “Approved Currency” shall mean each of dollars and each Alternate Currency.

          “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arrangers” shall mean, collectively, the Term Loan Arrangers and the Revolving Loan Arrangers.
          “Assets Questionnaire” shall mean a certificate in the form of Exhibit J-l or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Assets Questionnaire Supplement or otherwise.
          “Assets Questionnaire Supplement” shall mean a certificate supplement in the form of Exhibit J-2 or any other form approved by the Collateral Agent.
          “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property with a fair market value exceeding $5,000,000 excluding sales of inventory and dispositions of cash equivalents, in each case, in the ordinary course of business, by Norwegian Borrower or any of its Restricted Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Norwegian Borrower, in each case, to any person other than (i) a Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.
          “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the relevant Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the relevant Administrative Agent.
          “Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrowers’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
          “Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest determined by the Term Loan Administrative Agent from time to time as the average (excluding the banks with the highest and lowest of such rates) of the prime commercial lending rates of UBS AG, as established from time to time at its Stamford Branch, Credit Suisse, Barclays Capital, Citigroup North America Inc., JPMorgan Chase Bank, N.A. and Bank of America, N.A.; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Term Loan Administrative Agent to its customers.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
          “Borrowers” shall have the meaning assigned to such term in the preamble hereto.
          “Borrowing” shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the relevant Administrative Agent.

          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City or London are authorized or required by law to close; provided, however, that when used in connection with (a) a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, (b) an Alternate Currency Letter of Credit denominated in euros, the term “Business Day” shall also exclude any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not operating (as determined in good faith by the Administrative Agents) and (c) an Alternate Letter of Credit denominated in an Approved Currency other than euros, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Approved Currency deposits in the interbank market in the capital city of the country whose lawful currency is such Approved Currency.
          “Capital Expenditures” shall mean, for any period, without duplication, the increase during that period in the gross property, plant or equipment account in the consolidated balance sheet of Norwegian Borrower and its Subsidiaries, determined in accordance with GAAP, whether such increase is due to purchase of properties for cash or financed by the incurrence of Indebtedness.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by any member state of the Organization for Economic Co-Operation and Development (an “OECD Member State”) or any agency or instrumentality thereof (provided that the full faith and credit of the OECD Member State is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the OECD Member State, any state, province or other governmental unit thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (with respect to US Persons as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the OECD Member State rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc. (or equivalent rating by a nationally recognized rating agency in the relevant OECD Member State) and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.
          “Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” and (c) gross interest income of Norwegian Borrower and its Restricted Subsidiaries for such period.
          “Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, property with a fair market value exceeding $5,000,000 of Norwegian Borrower or any of its Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof with a fair market value exceeding $5,000,000, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
          A “Change in Control” shall be deemed to have occurred if:
     (a) at any time a “change of control” (or other defined term with a similar purpose) occurs under any Material Indebtedness; or
     (b) any “person” or “group” (as such terms are used in Sections l3(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules l3d-3 and l3d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Norwegian Borrower representing more than 50% of the voting power of the total outstanding Voting Stock of Norwegian Borrower.
          For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
          “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority in each case to the extent generally applicable to lenders operating in the relevant jurisdiction.
          “Charges” shall have the meaning assigned to such term in Section 10.14.
          “Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.18, of which such Loan, Borrowing or Commitment shall be a part.
          “Closing Date” shall mean the date of the initial Credit Extension hereunder.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean, collectively, all of the Pledge Agreement Collateral and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.
          “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto; provided that, for the avoidance of doubt, the term Collateral Agent shall include UBS AG, Stamford Branch acting in its capacity as trustee for and on behalf of the Secured Parties under, and in accordance with the terms of the UK Pledge Agreement.
          “Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by any Borrower or any of its Subsidiaries in the ordinary course of their businesses.
          “Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment and Term Commitment and any Commitment to make Term Loans or Revolving Loans of a new Class extended by such Lender as provided in Section 2.18.

          “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
          “Companies” shall mean Norwegian Borrower and its Restricted Subsidiaries; and “Company” shall mean anyone of them.
          “Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.
          “Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of November 2005.
          “Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of Norwegian Borrower and its Subsidiaries for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Norwegian Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to Norwegian Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its organizational documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary or its equity holders):
     (a) Consolidated Interest Expense for such period;
     (b) Consolidated Amortization Expense for such period;
     (c) Consolidated Depreciation Expense for such period;
     (d) Consolidated Tax Expense for such period;
     (e) unrealized loss from hedging activities;
     (f) costs and expenses directly incurred in connection with the consummation of the transactions contemplated by this Agreement or the Refinancing;
     (g) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;
     (h) the aggregate amount of all dividends received during such period from persons (other than Subsidiaries) in which the Norwegian Borrower of any of its Subsidiaries owns Equity Interests; and
     (i) minority expenses (as determined on a consolidated basis in accordance with GAAP); and
(y) subtracting therefrom the aggregate amount of:
     (a) all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period;
     (b) multi-client investments set forth in the statement of cash flows for such period;
     (c) unrealized gains from hedging activities;
     (d) the net income for such period for each Unrestricted Subsidiary (without duplication with respect to any of the above, less dividends received from such Unrestricted Subsidiary);
     (e) the net income from discontinued operations during such period; and

     (f) minority benefit (as determined on a consolidated basis in accordance with GAAP).
Other than for purposes of calculating Excess Cash Flow, Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sale or dispositions hereunder (other than any acquisitions or dispositions in the ordinary course of business or with a fair market value of less than $25 million) consummated at any time on or after the first day of the test period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale or disposition had been consummated on the day prior to the first day of such period.
          “Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Norwegian Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Norwegian Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Financial Statements” shall mean (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Norwegian Borrower, together with its consolidated subsidiaries, prepared in accordance with GAAP (or, at the option of Norwegian Borrower, International Financial Reporting Standards and GAAP reconciliations for such matters to be agreed with the Arrangers) for each fiscal year, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Norwegian Borrower, together with its consolidated subsidiaries, prepared in accordance with GAAP (or, at the option of Norwegian Borrower, International Financial Reporting Standards and GAAP reconciliations for such matters to be agreed with the Arrangers) for each fiscal quarter and for the comparable periods of the preceding fiscal year.
          “Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.
          “Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of Consolidated Interest Expense for such period plus:
     (a) the aggregate amount of maintenance Capital Expenditures of the Borrowers and the Restricted Subsidiaries for such period;
     (b) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period) by any Borrower or Restricted Subsidiary; and
     (c) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of the Borrowers and their respective Restricted Subsidiaries for such period (as determined on the first day of the respective period).
          “Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness and all LC Exposure of Norwegian Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated Adjusted EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.
          “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrowers and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding any interest expense in respect of any obligation deemed to be “indebtedness” by operation of FIN 46(R)) plus, without duplication:

     (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Borrowers and their respective Subsidiaries for such period;
     (b) commissions, discounts and other fees and charges owed by the Borrowers or any of their respective Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
     (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrowers or any of their respective Subsidiaries for such period;
     (d) cash contributions to any employee stock ownership plan or similar trust made by the Borrowers or any of their respective Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Borrowers or a wholly owned Subsidiary of a Borrower) in connection with Indebtedness incurred by such plan or trust for such period;
     (e) all interest paid or payable with respect to discontinued operations of the Borrowers or any of their respective Subsidiaries for such period;
     (f) the interest portion of any deferred payment obligations of the Borrowers or any of their respective Subsidiaries for such period; and
     (g) all interest on (i) any Indebtedness secured by Liens on owned or acquired property and (ii) any Attributable Indebtedness, of the Borrowers or any of their respective Subsidiaries;
provided that (a) to the extent directly related to the consummation of this Agreement or the Refinancing, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) Consolidated Interest Expense shall be calculated after giving effect to hedging agreements (including associated costs), but excluding unrealized gains and losses with respect to hedging agreements, and (c) the aggregate amount of interest expense of each Unrestricted Subsidiary shall be excluded from the calculation of Consolidated Interest Expense.
          Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisition and permitted Asset Sale hereunder (other than any acquisitions or dispositions in the ordinary course of business or with a fair market value of less than $25,000,000) consummated at any time on or after the first day of the test period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such permitted Asset Sale had been consummated on the day prior to the first day of such period.
          “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Norwegian Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
     (a) the net income (or loss) of any person (other than a Subsidiary of Norwegian Borrower) in which any person other than Norwegian Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Norwegian Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;
     (b) the net income of any Subsidiary of Norwegian Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Norwegian Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

     (c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Norwegian Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Norwegian Borrower or any of its Subsidiaries;
     (d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;
     (e) earnings resulting from any reappraisal, revaluation or write-up of assets;
     (f) unrealized gains and losses with respect to Hedging Obligations for such period; and
     (g) any nonrecurring gain (or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Norwegian Borrower or any of its Subsidiaries during such period.
          For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.
          “Consolidated Tax Expense” shall mean, for any period, the tax expense of Norwegian Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.
          “Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a) and (e) of Section 6.02, the following conditions:
     (a) a Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and
     (b) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except to the extent otherwise provided by any Requirement of Law.
          “Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.
          “Debt Issuance” shall mean the incurrence by Norwegian Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).
          “Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.
          “Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
          “Default Rate” shall have the meaning assigned to such term in Section 2.06(c).
          “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date which is 91 days after the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date which is 91 days after the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
          “Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).
          “dollars” or “$” shall mean lawful money of the United States.
          “Dollar Equivalent” shall mean, as to any amount denominated in an Alternate Currency as of any date of determination, the amount of dollars that would be required to purchase the amount of such Alternate Currency based upon the spot selling rate at which the Revolving Credit Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. (London time) on such date for delivery two (2) Business Days later.
          “Eligible Assignee” shall mean (a) if the assignment does not include assignment of a Revolving Commitment, (i) any Lender, (ii) any Affiliate of any Lender, (iii) any Approved Fund and (iv) any other person approved by the Term Loan Administrative Agent (such approval not to be unreasonably withheld or delayed) and

(b) if the assignment includes assignment of a Revolving Commitment, (i) any Revolving Lender, (ii) any Affiliate of any Revolving Lender, (iii) any Approved Fund of a Revolving Lender and (iv) any other person approved by the Revolving Credit Administrative Agent and the Issuing Bank; provided that “Eligible Assignee” shall not include Borrowers or any of their respective Affiliates or Subsidiaries or any natural person.
          “Embargoed Person” shall have the meaning assigned to such term in Section 6.20.
          “Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
          “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
          “Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.
          “Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.
          “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any

Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan which could reasonably be expected to result in liability to any Company.
          “euro” or “€” shall mean the single currency of the Participating Member States.
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
          “Eurodollar Loan” shall mean any Revolving Loan or Eurodollar Term Loan.
          “Eurodollar Term Borrowing” shall mean a Borrowing comprised of Eurodollar Term Loans.
          “Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Section 8.01.
          “Excepted Letters of Credit” shall mean Letters of Credit which have an expiry of no more than one year after the Letter of Credit Expiration Date.
          “Excess Cash Flow” shall mean, for any Excess Cash Flow Period, net cash provided by operating activities of the Norwegian Borrower and its Subsidiaries for such Excess Cash Flow Period, minus, without duplication:
     (a) Debt Service for such Excess Cash Flow Period (excluding Debt Service in respect of any Indebtedness incurred to fund Capital Expenditures);
     (b) Capital Expenditures during such Excess Cash Flow Period (excluding (i) Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (c) was previously delivered, (ii) Capital Expenditures financed by any Indebtedness permitted under Section 6.01(b) to (r), and (iii) Capital Expenditures of Unrestricted Subsidiaries) that are paid in cash;
     (c) Capital Expenditures that Norwegian Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Norwegian Borrower shall deliver a certificate to the Administrative Agents not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Norwegian Borrower and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period;
     (d) Taxes of Norwegian Borrower and its Subsidiaries that were paid in cash during such Excess Cash Flow Period or will be paid within twelve months after the end of such Excess Cash Flow Period and for which reserves have been established; provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; and
     (e) Payments received by Norwegian Borrower or any of its Subsidiaries in respect of intercompany Indebtedness made in connection with any transaction permitted by Section 6.06(i).
          “Excess Cash Flow Period” shall mean (i) the fiscal year ended December 31, 2006 and (ii) each fiscal year of Norwegian Borrower thereafter.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Excluded Taxes” shall mean, with respect to the Administrative Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits or similar taxes imposed on it, by the jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, engaged or deemed to be engaged in a trade or business (other than solely by reason of making a Loan, receiving payments, enforcing rights, and taking actions pursuant to this Agreement) or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction and (b) any withholding tax that (i) is imposed on amounts payable to any recipient at the time such recipient becomes a party hereto (or designates a new lending office), except (x) to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such recipient is an assignee pursuant to a request by a Borrower under Section 2.16, provided that this subclause (b)(i) shall not apply to any Tax imposed on a recipient in connection with an interest or participation in any Loan or other Obligation that such recipient was required to acquire pursuant to Section 2.14(d), (ii) is attributable to such recipient’s failure to provide documentation described in Section 2.15(e), or (iii) is imposed solely by reason of the treatment of any Lender as a passthrough entity under applicable tax law (unless such withholding is attributable to a change in law).
          “Executive Order” shall have the meaning assigned to such term in Section 3.21.
          “Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agents from three federal funds brokers of recognized standing selected by it.
          “Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Commissions and the Issuing Bank Fees.
          “Final Maturity Date” shall mean the latest of the Revolving Maturity Date and the Term Maturity Date.
          “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
          “Fixed Charge Coverage Ratio” shall mean, for any test period, the ratio of (a) Consolidated Adjusted EBITDA for such test period to (b) Consolidated Fixed Charges for such test period.
          “Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust with respect to any Indemnified Tax imposed by a non-U.S. jurisdiction, a Lender that is treated as foreign by such jurisdiction for purposes of such Tax.
          “Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

          “Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
          “Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.
          “Geophysical Services Business” shall have the meaning assigned to such term in Section 6.06(i).
          “Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
          “Guarantees” shall mean the guarantees issued pursuant to Article VII by Norwegian Borrower and the Subsidiary Guarantors.
          “Guarantors” shall mean the Norwegian Obligation Guarantors, the US Obligation Guarantors and each other Material Subsidiary that becomes a Guarantor in accordance with Section 5.11.
          “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.
          “Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies; provided that such agreements or arrangements shall be for non-speculative purposes.
          “Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
          “Increase Effective Date” shall have the meaning assigned to such term in Section 2.18(a).
          “Increase Joinder” shall have the meaning assigned to such term in Section 2.18(c).
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.
          “Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.
          “Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).
          “Information” shall have the meaning assigned to such term in Section 10.12.
          “Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).
          “Intercompany Note” shall mean a promissory note substantially in the form of Exhibit N.
          “Interest Election Request” shall mean a request by a Borrower to convert or continue a Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.
          “Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and (d) with respect to any Term Loan, the Term Maturity Date.
          “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine months) thereafter, as a Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investments” shall have the meaning assigned to such term in Section 6.04.
          “Issuing Bank” shall mean, as the context may require, (a) Barclays Bank PLC, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.17(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.
          “Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
          “Issuing Bank Fee Letter” shall have the meaning assigned to such term in Section 2.05(c).
          “Issuing Country” shall have the meaning assigned to such term in Section 10.19(a).
          “Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

          “Judgment Currency” shall have the meaning assigned to such term in Section 10.18(a).
          “Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 10.18(a).
          “LC Commission” shall have the meaning assigned to such term in Section 2.05(c).
          “LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.17. The amount of the LC Commitment shall initially be $60,000,000, but in no event exceed the Revolving Commitment.
          “LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Excess Amount” shall have the meaning assigned to that term in Section 2.17(o).
          “LC Exposure” shall mean at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.
          “LC Request” shall mean a request by a Borrower in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Revolving Credit Administrative Agent.
          “Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit H, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.
          “Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.
          “Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of a Borrower pursuant to Section 2.17.
          “Letter of Credit Calculation Date” shall have the meaning assigned to that term in Section 2.17(o).
          “Letter of Credit Expiration Date” shall mean the Revolving Maturity Date.
          “LIB OR Reference Banks” shall mean Barclays Bank PLC, Credit Suisse and UBS AG, Stamford Branch, and any other financial institutions selected by the Arrangers in consultation with the Borrower.
          “Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities to the extent that any such right is intended to have an effect similar to that of a security interest in such securities.
          “Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), and the Security Documents and, solely for purposes of paragraph (e) of Section 8.01, any fee letters or other agreements in respect of any Fees.
          “Loan Parties” shall mean the Borrowers and the Guarantors.
          “Loans” shall mean, as the context may require, a Revolving Loan or a Term Loan.
          “Mandatory Costs” shall mean the percentage rate per annum calculated by the Revolving Credit Administrative Agent in accordance with Schedule l.01(f).
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or financial condition or material agreements of Norwegian Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.
          “Material Indebtedness” shall mean (a) Indebtedness set forth in Schedule l.01(d) and (b) any other Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Norwegian Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.
          “Material Subsidiaries” shall mean each Restricted Subsidiary of the Borrowers (i) whose total assets as at the date at which, and as set forth in, the latest audited Consolidated Financial Statements of Norwegian Borrower and its consolidated Subsidiaries (the “PGS Group”) were prepared; and/or (ii) whose total revenues for the financial period to which the latest audited Consolidated Financial Statements of the PGS Group relate, account for 10% or more of the consolidated total assets and/or consolidated total revenues of the PGS Group respectively (calculated by reference to the then latest audited consolidated financial statements of the PGS Group). If a Restricted Subsidiary of a Borrower becomes a member of the PGS Group after the date on which the latest audited consolidated financial statements of the PGS Group have been prepared, the gross assets and revenues of that Restricted Subsidiary will be determined from its latest financial statements (consolidated if it has subsidiaries). Notwithstanding the foregoing each of the following Restricted Subsidiaries shall be deemed to be a “Material Subsidiary” (i) each Guarantor as of the Closing Date, (ii) any member of the PGS Group to which a Borrower or a Material Subsidiary transfers all or any substantial part of its assets (to the extent permitted hereunder), (iii) the five Restricted Subsidiaries of Norwegian Borrower with the largest percentage of the total revenues of the PGS Group (disregarding (A) any Restricted Subsidiaries which are prohibited by law or the terms of a contract with a person who is not a member of the PGS Group from becoming Guarantors and (B) any Restricted Subsidiaries which account for less than 5% of the consolidated total revenues of the PGS Group) as calculated by reference to the then latest audited Consolidated Financial Statements of the PGS Group and the then latest audited financial statements of the relevant Restricted Subsidiary; (iv) the five Restricted Subsidiaries of Norwegian Borrower with the largest percentage of the total gross assets of the PGS Group (disregarding any Restricted Subsidiaries which are prohibited by law or the terms of a contract with a person who is not a member of the PGS Group from becoming Guarantors) as calculated by reference to the then latest audited Consolidated Financial Statements of the PGS Group and the then latest audited financial statements of the relevant subsidiary; and (v) any other Subsidiary of Norwegian Borrower designated by notice in writing to the Administrative Agents by the Borrowers to be a “Material Subsidiary” to the extent required to ensure that at any time the aggregate gross assets of the Borrowers and their Material Subsidiaries constitute at least 75% of the total gross assets excluding Unrestricted Subsidiaries of the PGS

Group (calculated by reference to the then latest audited Consolidated Financial Statements of the PGS Group and the then latest audited financial statements of the Material Subsidiaries).
          “Maximum Rate” shall have the meaning assigned to such term in Section 10.14.
          “Multi-Client Library” means the library of marine and onshore seismic data acquired and maintained by the Norwegian Borrower and certain of its Subsidiaries from time to time for sale and license to clients on a non-exclusive basis.
          “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could reasonably be expected to incur liability.
          “Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Norwegian Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Norwegian Borrower or any of its Subsidiaries) in respect of non -cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal fees, investment banking fees or commissions, survey costs, title insurance premiums, accounting fees, commissions and other professional and transactional fees, transfer and similar taxes and the Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Norwegian Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Borrowers’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);
     (b) with respect to any Debt Issuance by Norwegian Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and
     (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
          “Norwegian kroner” or “NOK” shall mean lawful money of the Kingdom of Norway.
          “Norwegian Obligations Guarantors” shall mean the Material Subsidiaries listed in Schedule 1.01(b).
          “Notes” shall mean any notes evidencing the Term Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit I.

          “Obligations” shall mean (a) obligations of Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.
          “Obligation Currency” shall have the meaning assigned to such term in Section 10.18(a).
          “OFAC” shall have the meaning assigned to such term in Section 6.20.
          “Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president, or any vice president and one of the Financial Officers, each in his or her official (and not individual) capacity.
          “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
          “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document but excluding any tax on any transfer or assignment of, or any participation in, the Loans, or a portion thereof, or this Agreement unless such transfer, assignment or participation occurs pursuant to Section 2.14(d).
          “Participant” shall have the meaning assigned to such term in Section 10.04(d).
          “Participating Member States” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Permitted Acquisitions” shall mean any acquisition permitted under Section 6.07.
          “Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
          “Permitted Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b).
          “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “PGS Group” shall have the meaning given in the definition of “Material Subsidiaries”.

          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).
          “Pledge Agreements” shall mean (a) Pledge Agreements substantially in the form of Exhibit K-l between the Collateral Agent for the benefit of the Secured Parties and (i) the Norwegian Borrower in respect of its shares in the US Borrower, (ii) the Norwegian Borrower in respect of its shares in Petroleum Geo-Services, Inc., and (iii) Petroleum Geo-Services, Inc. in respect of its shares in PGS Onshore Inc., (b) Share Charges substantially in the form of Exhibit K-2 between the Collateral Agent for the benefit of the Secured Parties and (i) the Norwegian Borrower in respect of its shares in Petroleum Geo-Services (UK) Limited, (ii) PGS Production AS in respect of its shares in Golar-Nor Offshore (UK) Limited, (iii) Golar-Nor Offshore (UK) Limited in respect of its shares in Golar-Nor (UK) Limited, and (iv) Petroleum Geo-Services (UK) Limited in respect of its shares in PGS Exploration (UK) Limited, (c) Share Mortgages substantially in the form of Exhibit K-3 between the Collateral Agent for the benefit of the Secured Parties and (i) the Norwegian Borrower in respect of its shares in PGS Production AS, (ii) the Norwegian Borrower in respect of its shares in PGS Shipping AS, (iii) the Norwegian Borrower in respect of its shares in PGS Geophysical AS, (iv) the Norwegian Borrower in respect of its shares in Multiklient Invest AS, (v) the Norwegian Borrower in respect of its shares in Hara Skip AS, (vi) PGS Production AS in respect of its shares in Golar-Nor Offshore AS, and (vii) PGS Production AS in respect of its shares in PGS Petrojarl Varg AS, (d) a Share Charge substantially in the form of Exhibit K-4 between the Collateral Agent for the benefit of the Secured Parties and PGS Shipping AS in respect of its shares in PGS Shipping (Isle of Man) Limited and (e) on and after its execution and delivery, the Quota & Pledge Agreement referred to in Section 5.14(b).
          “Pledge Agreement Collateral” shall mean all Equity Interests pledged as collateral pursuant to the Pledge Agreements delivered (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.
          “Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.18(d).
          “pounds,” “GBP” or “£” shall mean lawful money of the United Kingdom.
          “Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.18(d).
          “Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.
          “Preferred Stock Issuance” shall mean the issuance or sale by Norwegian Borrower or any of its Subsidiaries of any Preferred Stock after the Closing Date.
          “Production Services Business” shall have the meaning assigned to such term in Section 6.06(i).
          “Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agents.
          “Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.
          “Project Finance Subsidiary” shall mean any special purpose project finance subsidiary of a Borrower which incurs, issues or becomes liable under no Indebtedness other than Indebtedness (including, without limitation, Hedging Obligations in respect thereof) (a) which is not, directly or indirectly, guaranteed by, or directly or indirectly collateralized by or with respect to which the lenders thereunder do not have recourse to any of the stock or assets of, any Borrower or any of their respective Restricted Subsidiaries, and (b) with respect to which the lenders thereunder shall have been notified in writing that they will not have any recourse to the stock or assets referred to in the preceding clause (a).

          “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.
          “Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
          “Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
          “Quotation Day” shall mean, in relation to any period for which an interest rate is to be determined:
     (a) (if the currency is pounds) the first day of that period;
     (b) (if the currency is euro) two TARGET Days before the first day of that period; or
     (c) (for any other currency) two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Revolving Credit Administrative Agent in accordance with market practice in the London interbank market (and if quotations for that currency and period would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days.
          “Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
          “Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of Norwegian Borrower or any of its Subsidiaries listed on Schedule 1.01(a).
          “Register” shall have the meaning assigned to such term in Section 10.04(c).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Reimbursement Obligations” shall mean a Borrower’s obligations under Section 2.17(e) to reimburse LC Disbursements.
          “Relevant Currency Equivalent” shall mean the Dollar Equivalent or each Alternate Currency Equivalent, as applicable.
          “Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.
          “Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
          “Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments and Term Loan Commitments.
          “Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure.
          “Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
          “Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
          “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
          “Restricted Subsidiary” shall mean each of the Subsidiaries set forth on Schedule 1.01(e) and any Subsidiary acquired after the Closing Date, but shall exclude, in any event, each Project Finance Subsidiary and any other Subsidiary reasonably designated in writing by the relevant Borrower as an “Unrestricted Subsidiary” from time to time (which designation shall be approved by the Administrative Agents (which approval shall not be unreasonably withheld)).
          “Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the date one month prior to the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.
          “Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.
          “Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $150,000,000.
          “Revolving Credit Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

          “Revolving Credit Administrative Agent Fee Letter” shall have the meaning assigned to such term in Section 2.05(b).
          “Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s LC Exposure.
          “Revolving Lender” shall mean a Lender with a Revolving Commitment.
          “Revolving Loan” shall mean a Loan made by the Lenders to a Borrower pursuant to Section 2.01(b).
          “Revolving Loan LIBOR Rate” shall mean, in relation to any Revolving Borrowing:
     (a) the applicable Screen Rate; or
     (b) (if no Screen Rate is available for the Interest Period of such Revolving Borrowing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Revolving Credit Administrative Agent at is request which is quoted by the LIB OR Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in the currency of that Revolving Borrowing and for a period comparable to the Interest Period for that Revolving Borrowing.
          “Revolving Maturity Date” shall mean the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.
          “Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.
          “Screen Rate” shall mean, in relation to the Revolving Loan LIBOR Rate, the British Bankers’ Association Interest Settlement Rate for dollars and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Revolving Credit Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders of Revolving Loans.
          “Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agents or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.
          “Secured Parties” shall mean, collectively, the Administrative Agents, the Collateral Agent, each other Agent, the Lenders and each party to a Hedging Agreement if at the date of entering into such Hedging Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agents a letter agreement in form and substance acceptable to the Administrative Agents pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09.
          “Securities Act” shall mean the Securities Act of 1933.
          “Securities Collateral” shall have the meaning assigned to such term in the Pledge Agreement.
          “Security Documents” shall mean the Pledge Agreements and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Pledge Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in Equity Interests created pursuant to the Pledge Agreement and any other document or instrument utilized to pledge or grant or purport to pledge a security interest or lien on any property as collateral for the Secured Obligations.
          “Senior Leverage Ratio” shall mean, at any date of determination, the ratio of consolidated senior secured Indebtedness on such date (excluding accrued interest and the aggregate amount of senior secured Indebtedness of each Unrestricted Subsidiary on such date, any obligation deemed to be “indebtedness” by application of FIN 46(R) and, for the avoidance of doubt, any interested rate or tax obligation in respect of the UK Leases not constituting debt for borrowed money) to Consolidated Adjusted EBITDA for the test period then most recently ended.
          “Spot Selling Rate” shall mean the spot selling rate at which the Revolving Credit Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. (London time) on such date for delivery two (2) Business Days later.
          “Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting ( a) workers’ compensation liabilities of a Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of a Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, and (c) performance, payment, deposit or surety obligations of a Borrower or any of its Subsidiaries if required by a Requirement of Law or in accordance with custom and practice in the industry.
          “Statutory Reserves” shall mean (a) for any Interest Period for any Eurodollar Term Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D. Eurodollar Term Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
          “Subordinated Indebtedness” shall mean Indebtedness of a Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of a Borrower or such Guarantor, as applicable.
          “Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.
          “Subsidiary Guarantor” shall mean each Guarantor other than Norwegian Borrower.
          “Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.
          “TARGET” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.
          “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

          “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Test Period” shall mean, at any time, the four consecutive fiscal quarters of Norwegian Borrower then last ended (in each case taken as one accounting period).
          “Term Borrowing” shall mean a Borrowing comprised of Term Loans.
          “Term Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial aggregate amount of the Lenders’ Term Commitments is $850,000,000.
          “Term Lender” shall mean a Lender with a Term Commitment or an outstanding Term Loan.
          “Term Loan” shall mean the Term Loans made by the Lenders to a Borrower pursuant to Section 2.01(a) or by an Increase Joinder. Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.
          “Term Loan LIBOR Rate” shall mean, with respect to any Eurodollar Term Borrowing for any Interest Period, the rate per annum determined by the Administrative Agents to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/l00th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Term Loan LIBOR Rate shall be determined using the average of rates provided by three LIBOR Reference Banks (rounded to four decimal places) corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rate Page, “Term Loan LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Term Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agents are offered deposits in the relevant Approved Currency at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Term Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).
          “Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.
          “Term Maturity Date” shall mean the date which is seven years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.
          “Total Leverage Ratio” shall mean, at any date of determination, the ratio of consolidated Indebtedness on such date (excluding accrued interest and the aggregate amount of Indebtedness of each Unrestricted Subsidiary on such date, any obligation deemed to be “indebtedness” by application of FIN 46(R) and, for the avoidance of doubt, any interest rate or tax obligation in respect of the UK Leases not constituting debt for borrowed money) to Consolidated Adjusted EBITDA for the test period then most recently ended.
          “Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

          “Type,” when used in reference to any Term Loan or Term Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Term Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
          “UK Material Subsidiaries” shall mean any Material Subsidiary with its jurisdiction of incorporation or formation in the United Kingdom of Great Britain and Northern Ireland.
          “UK Pledge Agreement” shall mean the Share Charge referred to in paragraph (b) of the definition of ‘Pledge Agreement’.
          “UK Vessel Leases” shall mean the vessel leases existing as of the Closing Date in respect of (i) the vessels known as the “Ramform Challenger”, “Petrojarl Foinaven”, “Ramform Valiant”, “Ramform Viking”, “Ramform Victory” and “Ramform Vanguard” and (ii) certain production equipment for the vessel known as the “Ramform Banff’ and any amendment, supplement or modification thereto that is not materially adverse to the Lenders.
          “United States” shall mean the United States of America.
          “Unrestricted Subsidiary” shall mean any Subsidiary of a Borrower which is not a Restricted Subsidiary.
          “USA Patriot Act” shall have the meaning assigned to such term in Section 3.21.
          “US Obligations Guarantors” shall mean the Material Subsidiaries listed in Schedule 1.01(c).
          “Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
          “Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).
          SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified

(subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrowers and the Required Lenders; provided that, the Norwegian Borrower may request the Administrative Agents’ consent (which consent shall not be unreasonably withheld) to amend any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such request is made before or after such change in GAAP or in the application thereof, such that the relevant provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective.
          SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
ARTICLE II
THE CREDITS
          SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth:
     (a) each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrowers (or any one of them) on the Closing Date in the principal amount not to exceed its Term Commitment; and
     (b) each Revolving Lender agrees, severally and not jointly, to make Revolving Loans in any Approved Currency to each of the Borrowers, at any time and from time to time after the Closing Date until expiry of the Revolving Availability Period and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.
          Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrowers may borrow, pay or prepay and reborrow Revolving Loans.
          SECTION 2.02 Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.17(e )(ii), (x) ABR Term Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Commitments.
     (b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Loans as a Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that neither Borrower shall be entitled to request any Revolving Borrowing that, if made, would result in more than 15 Revolving Borrowings outstanding hereunder at anyone time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Except with respect to Loans deemed made pursuant to Section 2.17(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account (i) in the case of Term Loans, in New York City as the Term Loan Administrative Agent may designate not later than 11:00 a.m., New York City time, and (ii) in the case of Revolving Loans, in London, England, as the Revolving Credit Administrative Agent may designate not later than 11:00 a.m. (London time), and in each case, the relevant Administrative Agent shall promptly credit the amounts so received to an account as directed by the relevant Borrower in the applicable Borrowing Request maintained with the relevant Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
     (d) Unless the relevant Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the relevant Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If the relevant Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of a Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender (A) in the case of a Term Loan, the greater of the Federal Funds Effective Rate and a rate determined by the Term Loan Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a Revolving Loan, a rate determined by the Revolving Credit Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the relevant Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the relevant Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.
     (e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date and the Term Maturity, as applicable.
          SECTION 2.03 Borrowing Procedure. To request a Revolving Borrowing or Term Borrowing, the relevant Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the relevant Administrative Agent (i) in the case of a Eurodollar Term Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Revolving Borrowing, not later than 11:00 a.m. (London time) three Business Days before the date of the proposed Borrowing, (iii) in the case of a Revolving Borrowing in an Alternate Currency, not later than 11:00 a.m. (London time) four Business Days before the date of the proposed Borrowing or (iv) in the case of an ABR Term Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
     (a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;
     (b) the aggregate amount of such Borrowing;
     (c) the date of such Borrowing, which shall be a Business Day;
     (d) whether such Borrowing is to be an ABR Term Borrowing, a Eurodollar Term Borrowing or a Revolving Borrowing;
     (e) in the case of a Eurodollar Term Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
     (f) in the case of a Revolving Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
     (g) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c);
     (h) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice; and
     (i) in the case of a Revolving Borrowing in an Alternate Currency, the Alternate Currency for such Borrowing.
          If no election as to the Type of Borrowing is specified for a Term Borrowing, then the requested Borrowing shall be an ABR Term Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the relevant Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04 Evidence of Debt; Repayment of Loans.
     (a) Promise to Repay. The Borrowers hereby unconditionally promise to pay (i) to the Term Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09 and (ii) to the Revolving Credit Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date. All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in the Approved Currency in which such Loan is denominated.
     (b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The relevant Administrative Agent shall maintain accounts in which it will record (i) the amount and Approved Currency of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and (iii) the amount of any sum received by the relevant Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or any Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of a Borrower to repay the Loans in accordance with their terms.
     (c) Promissory Notes. Any Term Lender by written notice to the relevant Borrower (with a copy to the Term Loan Administrative Agent) may request that Term Loans of any Class made by it be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.05 Fees.
     (a) Commitment Fee. The Borrowers agree to pay to the Revolving Credit Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.
     (b) Administrative Agent Fees. The Borrowers agree to pay to (i) the Term Loan Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrowers and the Term Loan Administrative Agent (the “Term Loan Administrative Agent Fees”) and (ii) the Revolving Credit Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon in the fee letter (the “Revolving Credit Administrative Agent Fee Letter”) dated as of the date hereof between Borrowers and the Revolving Credit Administrative Agent (the “Revolving Credit Administrative Agent Fees” and, together with the Term Loan Administrative Agent Fees, the “Administrative Agent Fees”).
     (c) LC and Issuing Bank Fees. The Borrowers agree to pay to the Revolving Credit Administrative Agent for the account of each Revolving Lender a letter of credit commission “LC Commission”) (A) with respect to its participations in Letters of Credit (other than performance bonds), which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Loans pursuant to Section 2.06 on the aggregate face amount of all outstanding Letters of Credit on which such Revolving Lender has LlC Exposure, (B) with respect to performance bonds issued by the Issuing Bank at its sole discretion on account of the Borrowers, in an amount which is 25 basis points less than the amount referred to in clause (A) on the aggregate face amount of all outstanding performance bonds, in each case during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure. Accrued LC Commissions shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Commission Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Borrowers also agree to pay to the Issuing Bank, for its own account, the fees in the amounts and at the times separately agreed upon in the fee letter (the “Issuing Bank Fee Letter”) dated as of the date hereof between the Borrowers and the Issuing Bank (the “Issuing Bank Fees”).
     (d) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Borrowers shall pay the Issuing Bank Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
          SECTION 2.06 Interest on Loans.
     (a) ABR Term Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Term Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
     (b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans (i) comprising each Eurodollar Term Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time, and (ii) comprising each Revolving Borrowing shall bear interest at a rate per annum equal to the Revolving Loan LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin plus Mandatory Costs (if applicable) in effect from time to time.
     (c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal and premium, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to Revolving Loans as provided in Section 2.06(b) (in either case, the “Default Rate”).
     (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate or in respect of Revolving Borrowings denominated in pounds shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or Revolving Loan LIBOR Rate shall be determined by the relevant Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
     (f) Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.06 shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.
          SECTION 2.07 Termination and Reduction of Commitments.
     (a) Termination of Commitments. The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date. Notwithstanding the

foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on December 31, 2005, if the initial Credit Extension shall not have occurred by such time.
     (b) Optional Terminations and Reductions. At their option, the Borrowers may at any time terminate, or from time to time permanently reduce, without premium or penalty (but always subject to Section 2.13), the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.
     (c) Borrower Notice. The Borrowers shall notify the relevant Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the relevant Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
          SECTION 2.08 Interest Elections.
     (a) Generally.
     (i) Each Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Term Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Term Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Term Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than 15 Eurodollar Term Borrowings outstanding hereunder at anyone time.
     (ii) Each Revolving Borrowing shall specify the Interest Period in the Borrowing Request. The Interest Period shall not extend beyond the Revolving Maturity Date.
     (b) Interest Election Request. To make an election pursuant to Section 2.08(a)(i), the Borrowers shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Term Loan Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the relevant Borrower were requesting a Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Term Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (iii) whether the resulting Term Borrowing is to be an ABR Term Borrowing or a Eurodollar Term Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Term Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
          If any such Interest Election Request requests a Eurodollar Term Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          Promptly following receipt of an Interest Election Request, the relevant Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (c) Automatic Conversion of Eurodollar Term Borrowing to One-Month Interest Period. If an Interest Election Request with respect to a Eurodollar Term Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Term Borrowing with an Interest Period of one month’s duration.
     (d) Conversion and Continuation of Term Borrowings. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Term Loan Administrative Agent or the Required Lenders may require, by notice to the relevant Borrower, that (i) no outstanding Term Borrowing may be converted to or continued as a Eurodollar Term Borrowing and (ii) unless repaid, each Eurodollar Term Borrowing shall be converted to an ABR Term Borrowing at the end of the Interest Period applicable thereto.
     (e) Credit Extensions in respect of Revolving Borrowings. If at the time of or after giving effect to any Interest Period for a Credit Extension with respect to a Revolving Borrowing, a Default or Event of Default has occurred and is continuing, the Revolving Credit Administrative Agent may require, by notice to the relevant Borrower, that until such Default or Event of Default is cured or waived and subject to Sections 4.02(b) and (c), no additional Revolving Borrowings may be requested with an Interest Period of more than one month duration.
          SECTION 2.09 Amortization of Term Borrowings and Repayment Borrowings.
     (a) The Borrower shall pay to the Term Administrative Agent, for the account of the Lenders, on the dates set forth on Annex II, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex II for such date (as adjusted from time to time pursuant to Section 2.10(g)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.
     (b) Each Revolving Borrowing shall be repaid on the last day of its Interest Period. To the extent not previously paid, all Revolving Loans shall be due and payable on the Revolving Maturity Date.
          SECTION 2.10 Optional and Mandatory Prepayments of Loans.
     (a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time, upon 10 Business Days’ notice, to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $1.0 million.
     (b) Revolving Loan Prepayments.

     (i) In the event of the termination of all the Revolving Commitments, the relevant Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i).
     (ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Revolving Credit Administrative Agent shall notify the relevant Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then such Borrower shall, on the date of such reduction, first, repay or prepay Revolving Borrowings and second, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.
     (iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect (including or any date on which Dollar Equivalents are determined pursuant to Section 10.17), Borrowers shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings, and second, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.
     (iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 10.17), Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.
     (c) Asset Sales. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale including, without limitation, an Asset Sale permitted under Section 6.06, but excluding payments in respect of intercompany Indebtedness made in connection with any transaction permitted by Section 6.06(i), by Norwegian Borrower or any of its Restricted Subsidiaries, Borrowers shall make prepayments in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
     (i) no such prepayment shall be required under this Section 2.10(c) with respect to Asset Sales involving inventory, cash sales in an aggregate amount not exceeding $25 million of all or a portion of the Multi-Client Library, licenses of all or a portion of the Multi-Client Library and obsolete or worn-out equipment, in each case, in the ordinary course of business of Norwegian Borrower and its Subsidiaries and any disposition permitted under Section 6.06(c); and
     (ii) in the case of any Asset Sale permitted under Section 6.06 other than an Asset Sale with respect to the Geophysical Services Business, so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agents on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in assets useful in the business of the Borrowers or their Restricted Subsidiaries within 24 months following the receipt of such Net Cash Proceeds and such Net Cash Proceeds are committed to be reinvested within 12 months of their receipt (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that, if all or any portion of such Net Cash Proceeds is not so reinvested within such 24 month period or committed to be reinvested within such 12 month period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).
     (d) Debt Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by Norwegian Borrower or any of its Restricted Subsidiaries, the Borrowers shall make prepayments in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds.

     (e) Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by Norwegian Borrower or any of its Restricted Subsidiaries, the Norwegian Borrower shall make prepayments in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
     (i) so long as no Default shall then exist or arise therefrom, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in assets useful to the business of the Borrowers or their Restricted Subsidiaries, no later than 24 months following the date of such the date of receipt of such Net Cash Proceeds so long as such Net Cash Proceeds are committed to be reinvested within 12 months of such date of their receipt; and
     (ii) if any portion of such Net Cash Proceeds shall not be so applied within such 24 month period or committed to be applied during such 12-month period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).
     (f) Excess Cash Flow. No later than the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), the relevant Borrower shall make prepayments in accordance with Sections 2.10(g) and (h) and in an aggregate amount equal to (A) 0% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio for such period is less than 2.50 to 1.00 and the Senior Leverage Ratio for such period is less than 2.00 to 1.00, and (B) otherwise, 50% of Excess Cash Flow; provided that the amount of such mandatory prepayment shall be reduced by the aggregate amount of optional prepayments made hereunder by the Borrowers prior to that date and not previously used to reduce a mandatory prepayment from Excess Cash Flow in a prior Excess Cash Flow period.
     (g) Application of Prepayments. (i) Amounts to be applied pursuant to Section 2.10(c), (d), (e) or (f) to the prepayment of Term Loans shall be applied to the Term Borrowings, with the application thereof, first in direct order to the unpaid amounts due on the next succeeding eight Term Loan Repayment Dates, and, then, on a Pro Rata Basis (based on the amount of such amortization payments) to the then remaining scheduled amortization payments in respect of such Term Borrowings, and (ii) prior to any prepayment made pursuant to Section 2.10(a), the relevant Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h), and the amount of such prepayment shall be applied as so specified.
     (h) Notice of Prepayment. The Borrowers shall notify the relevant Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Term Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Revolving Borrowing, not later than 11:00 a.m. (London time) three Business Days before the date of prepayment and (iii) in the case of prepayment of an ABR Term Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the relevant Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06 but shall be made without premium or penalty (but always subject to Section 2.13).
          SECTION 2.11 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Term Borrowing:
     (i) the Term Loan Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

     (ii) the Term Loan Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to the relevant Borrower and the Term Lenders as promptly as practicable thereafter and, until the Term Loan Administrative Agent notifies the relevant Borrower and the Lenders that the circumstances giving rise to such notice no longer exists (such notice to be delivered promptly following knowledge of the Term Loan Administrative Agent that the circumstances giving rise to such notice no longer exists), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Term Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Term Borrowing, such Borrowing shall be made as an ABR Term Borrowing.
     (b) If prior to the commencement of any Interest Period for a Revolving Borrowing:
     (i) the Revolving Credit Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Revolving Loan LIBOR Rate for such Interest Period or that any Alternate Currency is not available to the Lenders in sufficient amounts to fund any Borrowing consisting of Alternate Currency Revolving Loans; or
     (ii) the Revolving Credit Administrative Agent is advised in writing by the Required Revolving Lenders that the Revolving Loan LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Revolving Credit Administrative Agent shall give written notice thereof to the relevant Borrower and the Revolving Lenders as promptly as practicable thereafter and, until such Revolving Lender notifies the relevant Borrower and the Lenders that the circumstances giving rise to such notice no longer exists (such notice to be delivered promptly following knowledge of the Revolving Credit Administrative Agent that the circumstances giving rise to such notice no longer exists), the rate of interest on each Revolving Lender’s share of such Revolving Borrowing for the Interest Period shall be the rate per annum which is the sum of (A) the Applicable Margin, (B) the rate notified to the Revolving Credit Administrative Agent by the Revolving Credit Administrative Agent as soon as practicable and in any event before interest is due and to be paid in respect of such Interest Period, to be that which expresses as a percentage rate per annum the cost to such Revolving Lender of funding its participation in that Revolving Loan from whatever source it may reasonably select, and (C) the Mandatory Costs, if any, applicable to such Revolving Lender’s participation.
          SECTION 2.12 Yield Protection.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;
     (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
     (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Norwegian Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).
          SECTION 2.13 Breakage Payments. (a) Term Loan Breakage Payments. In the event of (i) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Term Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Term Loan earlier than the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Eurodollar Term Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.16(b), then, in any such event, Borrowers shall compensate each relevant Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Term Loan, such loss, cost or expense to any relevant Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any relevant Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Norwegian Borrower (with a copy to the Term Loan Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof. Notwithstanding the foregoing, in the event that any mandatory prepayment would give rise to an obligation under this Section 2.13, such payment may, at the option of the relevant Borrower, be held in an account in the name of the Term Loan Administrative Agent and not applied to such mandatory prepayment until the last day of the relevant Interest Period.
     (b) Revolving Loan Breakage Payments. In the event of (i) the payment or prepayment, whether optional or mandatory, of any principal of any Revolving Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (iii) the assignment of any Revolving Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.16(b), then, in any such event, Borrowers shall compensate each Lender for the amount (if any) by which (A) the interest which a Revolving Lender should have received for the period from the date of receipt of all or any part of its participation in a Revolving Loan or any amount due and payable but unpaid by any Borrower or Guarantor under the Loan Documents, to the last day of the current Interest Period in respect of such Revolving Loan or such unpaid amount, had the principal amount or such unpaid amount received been paid on the last day of such Interest Period, exceeds (B) the amount which such Revolving Lender would be able to obtain by placing an amount equal to the principal amount or such unpaid amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the applicable Interest Period. A certificate of any relevant Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Norwegian Borrower (with a copy to the Revolving Credit Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof. Notwithstanding the foregoing, in the event that any mandatory prepayment would give rise to an obligation under this Section 2.13, such payment may, at the option of the relevant Borrower, be held in an account in the name of the Revolving Credit Administrative Agent and not applied to such mandatory prepayment until the last day of the relevant Interest Period.
          SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
     (a) Payments Generally. Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required (A) in the case of payments in connection with the Term Loans, prior to 2:00 p.m., New York City time and (B) in the case of payments in connection with the Revolving Loans, prior to 2:00 p.m. (London time) on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the relevant Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to (i) the Term Loan Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut and (ii) the Revolving Credit Administrative Agent at its offices at 5 The North Colonnade, Canary Wharf, London, England, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The relevant Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

     (b) Pro Rata Treatment.
     (i) Each payment by a Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
     (ii) Each payment on account of principal of the Term Loans pursuant to Section 2.09 shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders. Each payment by a Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
     (c) Insufficient Funds. If at any time insufficient funds are received by and available to the relevant Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.
     (d) Sharing of Set-Off. If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the relevant Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the relevant Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.
     (e) Borrower Default. Unless the relevant Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrowers will not make such payment, the Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the relevant Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) in the case of Term Loans, at the greater of the Federal Funds Effective Rate and a rate determined by the Term Loan Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of Revolving Loans, at a rate determined by the Revolving Credit Administrative Agent in accordance with banking industry rules on interbank compensation.
     (f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e), 2.18(d), 2.18(e) or 10.03(c), then the relevant Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the relevant Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.15 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the relevant Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
     (b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
     (c) Indemnification by Borrower. The Borrowers shall indemnify the Administrative Agents, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the relevant Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, except to the extent such penalties, interest or expenses are attributable to (i) the gross negligence or willful misconduct of such person or (ii) a failure or delay by such Lender, Administrative Agent or the Issuing Bank, as applicable, to make a written demand for indemnity payment hereunder within 45 days from the date on which such person received the written notice of the imposition of the underlying Indemnified Taxes or Other Taxes by the relevant Governmental Authority, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the Issuing Bank (with a copy to the relevant Administrative Agent), or by the relevant Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, accompanied by both (i) a certificate of Lender, Issuing Bank or Administrative Agent, as applicable, setting forth its computation of the amount to be paid to it under this paragraph and (ii) official receipts of the relevant Governmental Authority (or other proof evidencing payment of Indemnified Taxes or Other Taxes) shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the relevant Borrower shall deliver to the relevant Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the relevant Administrative Agent.

     (e) Status of Lenders. Any Lender, Administrative Agent or Issuing Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the relevant Borrower (with a copy to the relevant Administrative Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, Administrative Agent or Issuing Bank if requested by a Borrower or the relevant Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by a Borrower or the Administrative Agent as will enable the relevant Borrower or the relevant Administrative Agent to determine whether or not such Lender, Administrative Agent or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of non-U.S. withholding taxes the completion, execution and submission of non-U.S. forms shall not be required if such completion, execution or submission (i) is not required by applicable Requirements of Law and (ii) in the Lender’s reasonable judgment would subject such Lender to any material unreimbursed cost or expense or would be otherwise disadvantageous to such Lender in any material respect.
          Without limiting the generality of the foregoing, and notwithstanding anything to the contrary, any Foreign Lender making a Loan to the U.S. Borrower shall, to the extent it may lawfully do so, deliver to the U.S. Borrower and the relevant Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter when the applicable form or certificate expires or becomes obsolete, or upon the request of the U.S. Borrower or the relevant Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed and executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party ,
     (ii) duly completed and executed originals of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit O, or any other form approved by the relevant Administrative Agent, to the effect that such Foreign Lender is eligible for a complete exemption from withholding of U.S. federal income tax under the portfolio interest exemption and is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed and executed originals of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit a Borrower to determine the withholding or deduction required to be made. Without limiting the foregoing, any Foreign Lender that is (or is treated for United States federal income tax purposes as a partnership or other pass through entity shall provide duly completed and executed originals of Internal Revenue Service Form W-8IMY with appropriate attachments (including Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY from its equity holders, as applicable).
     (f) Treatment of Certain Refunds. If the relevant Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to the relevant Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the relevant Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the relevant Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Borrower, upon the request of the relevant Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the relevant Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the relevant Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
          SECTION 2.16 Mitigation Obligations; Replacement of Lenders.
     (a) Mitigation Obligation. If any Lender requests compensation under Section 2.12, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender, in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the relevant Borrower shall be conclusive absent manifest error.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if a Borrower exercises its replacement rights under Section 10.02(d), then the relevant Borrower may, at its sole expense and effort, upon notice to such Lender and the relevant Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) each Borrower shall have paid to the relevant Administrative Agent the processing and recordation fee specified in Section 10.04(b);
     (ii) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), assuming for this purpose (in the case of a Lender being replaced pursuant to Section 10.02(d)) that the Loans of such replaced Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or a Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and
     (iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.
          SECTION 2.17 Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, the Borrowers may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit denominated in any Approved Currency for its own account or the account of a Subsidiary in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the relevant Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and a Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the Dollar Equivalent of the LC Exposure would exceed the LC Commitment or the Dollar Equivalent of the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Request for Issuance, Amendment, Renewal Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Revolving Credit Administrative Agent not later than 11:00 a.m. (London time) on the date three Business Days prior to the requested date of issuance (or such later date and time as is acceptable to the Issuing Bank).
          A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:
     (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day in London, England);
     (ii) the amount and the currency thereof (which shall be any Approved Currency);
     (iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);
     (iv) the name and address of the beneficiary thereof;
     (v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);
     (vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;
     (vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder;
     (viii) if the Dollar Equivalent of the face amount of the proposed Letter of Credit is less than $300,000, then the Dollar Equivalent of the aggregate face amount of all Letters of Credit issued and outstanding and each with the Dollar Equivalent face amounts less than $300,000 (including the Letter of Credit the subject of the LC Request) does not exceed $5,000,000;

     (ix) the form of the Letter of Credit requested including whether it shall be a Commercial Letter of Credit, Standby Letter of Credit or performance bond;
     (x) the delivery instructions for the Letter of Credit requested; and
     (xi) such other matters as the Issuing Bank may reasonably require.
          To request the amendment, renewal or extension of any Letter of Credit issued hereunder, Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Renewal Request to the Issuing Bank and the Revolving Credit Administrative Agent not later than 11: 00 a.m. (London time) on the date three Business Days prior to the requested date of amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank):
          A request for an amendment, renewal or extension of any Letter of Credit issued hereunder shall specify in form and detail reasonably satisfactory to the Issuing Bank:
     (i) the Letter of Credit to be amended, renewed or extended;
     (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);
     (iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);
     (iv) the nature of the proposed amendment, renewal or extension; and
     (v) such other matters as the Issuing Bank may reasonably require.
A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Dollar Equivalent of the LC Exposure shall not exceed the LC Commitment, (ii) the Dollar Equivalent of the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, a Borrower shall reasonably request and such request shall be reasonably satisfactory to the Issuing Bank, no Letter of Credit shall be in an initial amount less than $300,000.
          Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Revolving Credit Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.17(d).
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) date of expiry specified therein and (ii) the Letter of Credit Expiration Date; provided, that Excepted Letters of Credit shall not expire if, no later than 30 days prior to the Revolving Maturity Date, Borrowers deposit on terms and in accounts satisfactory to the Collateral Agent and in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the aggregate LC Exposure of the Excepted Letters of Credit as of such date plus any accrued and unpaid interest thereon or other collateral satisfactory to the Revolving Credit Administrative Agent. Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent no so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations.

     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Revolving Credit Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the relevant Borrower on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to the relevant Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement and Indemnification.
     (i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrowers shall (A) reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m. (London time) on the day that such LC Disbursement is made (or if such day is not a Business Day, on the Business Day immediately following such day); provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with Revolving Loans in an equivalent amount and, to the extent so financed, the relevant Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Loans, and (B) indemnify the Issuing Bank in respect of the matters set forth in Schedule 10.03(c).
     (ii) If Borrowers fail to make such payment when due, the Issuing Bank shall notify the Revolving Credit Administrative Agent and the Revolving Credit Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrowers in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall (A) pay by wire transfer of immediately available funds to the Revolving Credit Administrative Agent not later than 2:00 p.m.(London time) on such date, an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Revolving Credit Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders, and (B) indemnify the Issuing Bank in accordance with Schedule 10.03 for such Revolving Lender’s Percentage thereof. The Revolving Credit Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrowers pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Revolving Credit Administrative Agent from a Borrower thereafter will be promptly remitted by the Revolving Credit Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.
     (iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Revolving Credit Administrative Agent as provided above, each of such Revolving Lender and the Borrowers severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Revolving Credit Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrowers, the rate per annum set forth in Section 2.17(h) and (ii) in the case of such Lender, at a rate determined by the Revolving Credit Administrative Agent in accordance with banking industry rules or practices on interbank compensation. If any Revolving Lender is not permitted by its constitutional documents or any applicable law to comply with the preceding sentence, then that Revolving Lender will not be obliged to comply with such preceding sentence and shall instead be deemed to have taken, as of the date the Letter of Credit was issued, an undivided interest and participation in the Letter of Credit in an amount equal to its Pro Rata Percentage in respect of such Letter of Credit. On receipt of demand from the Revolving Credit Administrative Agent, such Revolving Lender shall pay to the Revolving Credit Administrative Agent (for the account of the Issuing Bank) an amount equal to its Pro Rata Percentage of the amount demanded in the first sentence of this clause (iii).
     (iv) All payments made pursuant to this Section 2.17(e) shall be in the Approved Currency in which the LC Disbursement giving rise to such payment is denominated.
     (f) Obligations Absolute. The Reimbursement Obligation of the Borrowers as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, or otherwise reduce, release or prejudice, any of the obligations of the Borrowers hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Norwegian Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by a Borrower to the extent permitted by applicable Requirements of Law) suffered by a Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination or refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Revolving Credit Administrative Agent and the relevant Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the relevant Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless a Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that the relevant Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.17(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 8.01(a) on the first Business Day, and (ii) in the case of any other Event of Default, on the third Business Day, in each case following the Business Day that the Borrowers receive notice from the Revolving Credit Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrowers shall deposit on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of a Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the relevant Borrower within three Business Days after all Events of Default have been cured or waived.
     (j) Additional Issuing Banks. The Borrowers may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Issuing Bank and such Revolving Lender(s). Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.
     (k) Resignation or Removal of the Issuing Bank. The Issuing Bank may at any time give notice of its resignation to the Lenders, the Revolving Credit Administrative Agent and Borrowers. Upon receipt of any such notice of resignation, the Required Revolving Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank or an Affiliate of a bank. If no such successor shall have been so appointed by the Required Revolving Lenders and shall have accepted such appointment within 30 days after the retiring Issuing Bank gives notice of its resignation, then the retiring Issuing Bank may on behalf of the Lenders and the Revolving Credit Administrative Agent, appoint a successor Issuing Bank meeting the qualifications set forth above provided that if the Issuing Bank shall notify Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Issuing Bank shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (2) all payments, communications and determinations provided to be made by, to or through the Issuing Bank shall instead be made by or to the Revolving Credit Administrative Agent directly, until such time as the Required Revolving Lenders appoint a successor Issuing Bank as provided for above in this paragraph. The Issuing Bank may be replaced at any time by written agreement among Borrowers, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Revolving Credit Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to

Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrowers may, in their discretion, select which Issuing Bank is to issue any particular Letter of Credit.
     (l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it.
The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (m) Claims under a Letter of Credit.
     (i) The Borrowers irrevocably and unconditionally authorize the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit and which appears on its face to be in order (a “Letter of Credit Claim”).
     (ii) The Borrowers shall pay to the Revolving Credit Agent for the Issuing Bank an amount equal to the amount of any Letter of Credit Claim in accordance with Section 2.17(e)(i).
     (iii) The Borrowers acknowledge that the Issuing Bank (A) is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Letter of Credit Claim, and (B) deals in documents only and will not be concerned with the legality of a Letter of Credit Claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
     (iv) The obligations of the Borrower under this clause (m) will not be affected by (A) the sufficiency, accuracy or genuineness of any claim or any other document, or (B) any incapacity of, or limitation on the powers of, any person signing a claim or other document.
     (n) Role of Issuing Bank.
     (i) Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary.
     (ii) The Issuing Bank shall not be bound to account to any Revolving Lender for any sum or the profit element of any sum received by it for its own account.

     (iii) The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Norwegian Borrower or any of its Subsidiaries;
     (iv) The Issuing Bank may rely on (A) any representation, notice or document believed by it to be genuine, correct and appropriately authorized, and (B) any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify ;
     (v) The Issuing Bank may engage, pay for and rely on the advice or services of any counsel, accountants or other experts (it being understood that the Borrowers shall have no obligation to indemnify the Issuing Lender for costs of such Persons).
     (vi) The Issuing Bank may act in relation to the Loan Documents through its personnel and agents.
     (vii) The Issuing Bank is not responsible for (A) the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Issuing Bank, the Revolving Credit Administrative Agent, the Arrangers, any Loan Party or any other person given in or in connection with any Loan Document, and (B) the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Loan Document.
     (viii) Without affecting the responsibility of any Loan Party for any information supplied by it or on its behalf in connection with any Loan Documents, each Revolving Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document.
     (o) Alternative Currency Letters of Credit. On June 30 and December 31 of each year (each a “Letter of Credit Calculation Date”) prior to the Revolving Maturity Date, the Revolving Credit Administrative Agent shall calculate the Dollar Equivalent of the aggregate outstanding Alternative Currency Letters of Credit. If for a period of 30 days following the relevant Letter of Credit Calculation Date, the sum of (a) such Dollar Equivalent amount, and (b) the aggregate amount of all outstanding US dollar-denominated Letters of Credit exceeds the Letter of Credit Sub-limit by more than 5% of the amount of such Letter of Credit Sub-limit (“LC Excess Amount”), Borrowers shall (i) within 3 Business Days of written notification by the Revolving Credit Administrative Agent, make prepayments in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to the LC Excess Amount, or (ii) deposit on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Excess Amount. Funds so deposited shall be released by the Collateral Agent on the next occurring Letter of Credit Calculation Date on which such LC Excess Amount no longer exists.
     (p) Deemed Issuance of Letters of Credit on Closing Date. The Letters of Credit indicated on Part B of Schedule 6.01(b) shall upon consummation of the transactions hereunder on the Closing Date, be deemed for all purposes (i) as Letters of Credit issued under this Section 2.17 at the request of the Norwegian Borrower and (ii) subject to the terms and provisions of this Agreement.
          SECTION 2.18 Increase in Commitments and Term Loans.
     (a) Borrower Request. Borrowers may by written notice to the Administrative Agents elect to request (x) prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments and/or (y) prior to the Term Maturity Date, the establishment of one or more new Term Loan Commitments by an amount not in excess of $250,000,000 in the aggregate. Each such notice shall specify (i) the date

(each, an “Increase Effective Date”) on which Borrowers propose that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agents and (ii) the identity of each lender to whom Borrowers propose any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.
     (b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:
     (i) both immediately before and after giving effect to the increased or new Commitments, each of the conditions set forth in Section 4.02 shall be satisfied;
     (ii) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;
     (iii) after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated Adjusted EBITDA and any increase or decrease in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), Borrowers shall be in compliance with each of the covenants set forth in Section 6.10;
     (iv) Borrowers shall make any payments required pursuant to Section 2.13 in connection with any adjustment of Revolving Loans pursuant to Section 2.18(d); and
     (v) Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agents in connection with any such transaction.
     (c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:
     (i) terms and provisions of Term Loans made pursuant to new Commitments shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans (it being understood that such Term Loans may be part of an existing tranche of Term Loans);
     (ii) the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans, except as otherwise set forth herein or in the Increase Joinder;
     (iii) the weighted average life to maturity of all new Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans;
     (iv) the maturity date of the new Term Loans shall not be earlier than the Final Maturity Date;
     (v) the maturity date of the new Revolving Loans shall not be earlier than the Revolving Maturity Date;
     (vi) the Applicable Margins and amortization schedule for the new Term Loans and the Revolving Loans shall be determined by Borrowers and the applicable new Lenders; and

     (vii) the proceeds of Loans made pursuant to the new Commitments shall be used for general corporate purposes including, without limitation, Permitted Acquisitions and Permitted Investments.
The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrowers, the Administrative Agents and each lender making such increased or new Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agents, to effect the provisions of this Section 2.18.
     (d) Adjustment of Revolving Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in LC Exposure on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.
     (e) Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to Borrower or Borrowers in an amount equal to its new Commitment.
     (f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, at the option of the relevant Borrower, as set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agents to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each Loan Party represents and warrants to the Administrative Agents, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the transactions contemplated by this Agreement unless otherwise expressly stated) that:
          SECTION 3.01 Organization; Powers. Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default, or any event which, with the giving of notice or passage of time or both, would constitute a material default by any party under any Organizational Document ( a) of any Borrower and (b) to the extent such default or event would result in or could reasonably be expected to result in a Material Adverse Effect, of any Restricted Subsidiary.

          SECTION 3.02 Authorization; Enforceability. The transactions contemplated by this Agreement to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the transactions contemplated by this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Loan Party, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except, in the case of each of clauses (b), (c) and (d), for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Loan Documents and Permitted Liens.
          SECTION 3.04 Financial Statements; Projections.
     (a) Historical Financial Statements. Borrowers have heretofore delivered to the Lenders the Consolidated Financial Statements, audited by and accompanied by the opinion of Ernst & Young AS, independent public accountants (which shall not be qualified as to scope or contain a “going concern” or other similar qualification). Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP (or, at the option of Norwegian Borrower, International Financial Reporting Standards and GAAP reconciliations in respect of certain matters to be agreed with the Administrative Agents) and present fairly and accurately (subject to normal year-end audit adjustments and the absence of footnotes in the case of the financial statements delivered pursuant to Section 5.01(b)) the financial condition and results of operations and cash flows of Norwegian Borrower and its Subsidiaries as of the dates and for the periods to which they relate.
     (b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a) or otherwise disclosed to the Lenders in respect of later periods, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents. Since December 31, 2004, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
     (c) Forecasts. The forecasts of financial performance of Norwegian Borrower and its subsidiaries furnished to the Lenders have been prepared in good faith by Norwegian Borrower and based on assumptions believed by Norwegian Borrower to reasonable as of the date thereof (it being understood that actual results may vary materially from such forecasts).
          SECTION 3.05 Properties.
     (a) Generally. Except where the failure to have good title or valid leasehold interests could not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect, the Loan Parties have good title to, or valid leasehold interests in, all their property material to their business, taken as a whole, free and clear of all Liens except for, in the case of Collateral, Permitted Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Loan Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted in all material respects.
     (b) No Casualty Event. None of Norwegian Borrower nor any of its Restricted Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.
          SECTION 3.06 Intellectual Property.
     (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except for which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business or as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark registered to such Loan Party and (ii) all copyright, patent or trademark registrations made by such Loan Party are valid and in full force and effect.
     (c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the date hereof, there is no violation by others of any right of such Loan Party with respect to any copyright, patent or trademark except as may be set forth on Schedule 3.06(c) or as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.07 Equity Interests and Subsidiaries.
     (a) Equity Interests. Schedules 1(a) and 10(a) to the Assets Questionnaire dated the Closing Date sets forth a list as of the Closing Date of (i) all the Subsidiaries of Norwegian Borrower and their jurisdictions of organization as of the Closing Date and (ii) for each Material Subsidiary the number of each class of its Equity Interests authorized, and the number outstanding and the ownership, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Pledge Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Pledge Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.
     (b) No Consent of Third Parties Required. Except as listed on Schedule 3.07(b), no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Pledge Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Pledge Agreement or the exercise of remedies in respect thereof.
     (c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Norwegian Borrower and each Subsidiary on the Closing Date, and after giving effect to the transactions contemplated by this Agreement, is set forth on Schedule 10(a) to the Assets Questionnaire dated the Closing Date.
          SECTION 3.08 Litigation; Compliance with Laws. Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the transactions contemplated by this Agreement or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.09 Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction, in respect of which an event has occurred that has resulted or would reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.
          SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Pledge Agreement does not violate such regulations.
          SECTION 3.11 Investment Company Act; Public Utility Holding Company Act. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.
          SECTION 3.12 Use of Proceeds. Borrowers will use the proceeds of (a) the Term Loans to effect the Refinancing and pay related fees and expenses and (b) the Revolving Loans after the Closing Date (i) in the case of the US Borrower, for general corporate purposes (including to effect any Permitted Acquisitions by the US Borrower and its Subsidiaries) and (ii) in the case of Norwegian Borrower, for general corporate purposes (including to effect Permitted Acquisitions by Norwegian Borrower, and its Subsidiaries), in each case, it being understood that no Revolving Loans (other than Letters of Credit) shall be made on the Closing Date.
          SECTION 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all U.S. federal Tax Returns and all material state, local and non-U.S. Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) as set forth in Schedule 3.13, (ii) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (iii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 611l(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
          SECTION 3.14 No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including, without limitation, the Confidential Information Memorandum), taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
          SECTION 3.15 Labor Matters. As of the Closing Date, there are no material strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Loan Party, threatened and, as of each subsequent date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Loan Party, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not give rise to any right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any Company is bound.
          SECTION 3.16 Solvency.
     (a) Immediately after the consummation of this Agreement to occur on the Closing Date, (i) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities whether subordinated, in the nature of Contingent Obligations or otherwise; (ii) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities whether subordinated, in the nature of Contingent Obligations or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities whether subordinated, in the nature of Contingent Obligations or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     (b) Immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (i) the fair value of the properties of Norwegian Borrower and its Subsidiaries (on a consolidated basis) will exceed its debts and liabilities whether subordinated, in the nature of Contingent Obligations or otherwise; (ii) the present fair saleable value of the property of Norwegian Borrower and its Subsidiaries (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities whether subordinated, in the nature of Contingent Obligations or otherwise, as such debts and other liabilities become absolute and matured;

(iii) Norwegian Borrower and its Subsidiaries (on a consolidated basis) will be able to pay its debts and liabilities whether subordinated, in the nature of Contingent Obligations or otherwise, as such debts and liabilities become absolute and matured; and (iv) Norwegian Borrower and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
          SECTION 3.17 Employee Benefit Plans.
     (a) Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor each of its ERISA Affiliates maintains, sponsors or contributes to any pension plan subject to Title IV of ERISA or Section 412 of the Code.
     (b) To the extent applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan that could reasonably be expected to result in a Material Adverse Effect. The funding status of each Foreign Plan set forth in the Norwegian Borrower’s most recent Annual Report on Form 2O-F (as amended or supplemented by any applicable Form 6-K), is accurate in all material respects, and such Annual Report on Form 2O-F (as amended or supplemented by any applicable Form 6-K) sets forth or otherwise reflects all material Foreign Plans.
          SECTION 3.18 Environmental Matters.
     (a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
     (i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;
     (ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing;
     (iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;
     (iv) There is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and
     (v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
     (b) Except as set forth in Schedule 3.18 or as could not reasonably be expected to have a Material Adverse Effect:

     (i) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;
     (ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;
     (iii) No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;
     (iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any applicable Environmental Law; and
     (v) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.
          SECTION 3.19 Insurance.
          Schedule 3.19 sets forth a true, complete and correct description of all material insurance policies maintained by the Companies, taken as a whole, as of the Closing Date. As of the Closing Date, all insurance listed on Schedule 3.19 is in full force and effect, all premiums have been duly paid and no Company has received notice of violation or cancellation thereof. The Companies, taken as a whole, have insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
          SECTION 3.20 Security Documents.
     (a) Pledge Agreements. Each Pledge Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Pledge Agreement Collateral and, when upon the taking of possession or control by the Collateral Agent of the Pledge Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Pledge Agreement), the Liens created by the Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Pledge Agreement Collateral (other than such Pledge Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction).
     (b) Valid Liens. Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

          SECTION 3.21 Anti-Terrorism Laws.
     (a) USA Patriot Act. No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”).
     (b) Loan Parties. No Loan Party and to the knowledge of the Loan Parties, no affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
     (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Executive Order or the USA Patriot Act;
     (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) an Embargoed Person.
     (c) Conduct of Business by and Transactions of Loan Parties etc. No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (i) through (iv) in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the USA Patriot Act.
ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS
          SECTION 4.01 Conditions to Initial Credit Extension.
          The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.
     (a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agents and there shall have been delivered to the Administrative Agents an executed counterpart of each of the Loan Documents and the Assets Questionnaire.
     (b) Organizational Documents. The Administrative Agents shall have received:
     (i) a certificate of the secretary, assistant secretary, general counsel or other authorized officer of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));
     (ii) a certificate as to the good standing (to the extent available in the relevant jurisdiction) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and
     (iii) such other documents as the Lenders, the Issuing Bank or the Administrative Agents may reasonably request.
     (c) Officers’ Certificate. The Administrative Agents shall have received a certificate, dated the Closing Date and signed by the chief financial officer of Norwegian Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(b), (c), (d), (g), (j), (k), (l)(i)-(iii), (n) and (o) and Sections 4.02(b) and (c).
     (d) Financings and Other Transactions, Etc. The Refinancing (after application of the proceeds of the Loans made on the Closing Date) shall have been consummated in full.
     (e) Financial Statements; Projections. The Lenders shall have received, reviewed, and be satisfied with, (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Norwegian Borrower, together with its consolidated subsidiaries, prepared in accordance with GAAP (or, at the option of Norwegian Borrower, International Financial Reporting Standards and GAAP reconciliations in respect of certain matters to be agreed with the Arrangers) for each of the three last fiscal years ending more than 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Norwegian Borrower, together with its consolidated subsidiaries, prepared in accordance with GAAP (or, at the option of Norwegian Borrower, International Financial Reporting Standards and GAAP reconciliations in respect of certain matters to be agreed with the Administrative Agents) for each fiscal quarter ending after the last fiscal year covered by the Audited Financial Statements and prior to 30 days prior to the Closing Date and for the comparable periods of the preceding fiscal year, and (iii) forecasts of the financial performance of Norwegian Borrower and its consolidated subsidiaries.
     (f) Indebtedness and Minority Interests. After giving effect to the transactions contemplated by this Agreement, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, and (ii) such other Indebtedness reasonably acceptable to the Arrangers (it being understood and agreed that the outstanding Indebtedness reflected in Norwegian Borrower’s quarterly financial statements most recently filed with the U.S. Securities and Exchange Commission on Form 6-K is acceptable).
     (g) Opinions of Counsel. The Administrative Agents shall have received, on behalf of itself, the other Agents, the Arrangers, the Lenders and the Issuing Bank, a favorable written opinion of (i) Willkie Farr & Gallagher LLP, special counsel for the Loan Parties, (iii) Arntzen de Besche Advokatfirma AS, Norwegian counsel for the Loan Parties and (iii) each local counsel listed on Schedule 4.01( g), in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering the matters set forth in Exhibit L and such other matters relating to the Loan Documents and the transactions contemplated by this Agreement as the Administrative Agents shall reasonably request.
     (h) Requirements of Law. The Lenders shall be satisfied that Norwegian Borrower, its Subsidiaries and the transactions contemplated by this Agreement shall be in compliance, in all material respects, with all applicable Requirements of Law, including Regulations T, U and X of the Board.

     (i) Consents. The Lenders shall be satisfied that all requisite approvals of Governmental Authorities and material third party approvals in connection with the transactions contemplated by this Agreement.
     (j) Litigation. There shall be no litigation, public or private, or administrative proceedings or governmental investigation that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     (k) Fees. (i) The Arrangers and Administrative Agents shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Latham & Watkins LLP, counsel to the Agents, and the fees and expenses of any local counsel) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document, and (ii) the Revolving Credit Administrative Agent and the Issuing Bank shall have received the Revolving Credit Administrative Agent Fee Letter and the Issuing Bank Fee Letter, respectively, executed by the Borrowers.
     (l) Personal Property Requirements. The Collateral Agent shall have received:
     (i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;
     (ii) UCC financing statements (or their foreign equivalents) in appropriate form for filing under the UCC (or its foreign equivalent), and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;
     (iii) certified copies of UCC (or their foreign equivalents), tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Pledge Agreements (other than Permitted Liens or any other Liens acceptable to the Collateral Agent); and
     (iv) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.
     (m) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act including, without limitation, the information described in Section 10.13.
     (n) Minimum Adjusted EBITDA and Maximum Total Leverage Ratio. Norwegian Borrower’s (a) pro forma Consolidated Adjusted EBITDA for the last four-quarter period ending more than 30 days prior to the Closing Date, calculated as described above in paragraph (e), shall not be less than $320.0 million as of September 30, 2005, and (b) Total Leverage Ratio shall not be greater than 3.05 to 1.00.
     (o) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O, dated the Closing Date and signed by the chief financial officer of Norwegian Borrower.

          SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
     (a) Notice. The relevant Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Revolving Credit Administrative Agent shall have received an LC Request as required by Section 2.17(b).
     (b) No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date; provided, that this Section 4.02(b) shall not apply to any Credit Extension (other than in respect of any Letter of Credit issued pursuant to Section 2.17) made on the last day of an Interest Period for existing Revolving Borrowings which is in an aggregate principal amount equal to the aggregate principal amount of such existing Revolving Borrowings repaid on such day pursuant to Section 2.09(b).
     (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date provided, that this Section 4.02.(c) shall not apply to any Credit Extension (other than in respect of any Letter of Credit issued pursuant to Section 2.17) made on the last day of an Interest Period for existing Revolving Borrowings which is in an aggregate principal amount equal to the aggregate principal amount of such existing Revolving Borrowings repaid on such day pursuant to Section 2.09(b).
     (d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
          Each of the delivery of a Borrowing Request or an LC Request and the acceptance by a Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the relevant Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b) — (d) have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
          Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:
          SECTION 5.01 Financial Statements. Reports. etc.
          Furnish to the Administrative Agents and each Lender:

     (a) Annual Reports. As soon as available and in any event no later than the date on which Norwegian Borrower is required to file an Annual Report or Form 20-F under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2005, (i) the consolidated balance sheet of Norwegian Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of Ernst & Young AS or other independent public accountants of recognized standing reasonably satisfactory to the Administrative Agents (which opinion shall not be qualified as to scope or contain any going concern or similar qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Norwegian Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agents setting forth (A) statement of income items and Consolidated Adjusted EBITDA of Norwegian Borrower for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agents, of the financial condition and results of operations of Norwegian Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the information required by clause (i) may be furnished in the form of an Annual Report or Form 20-F);
     (b) Quarterly Reports. As soon as available and in any event within 60 days (or such earlier date on which Norwegian Borrower files its quarterly financial statements on Form 6-K under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2006, (i) the consolidated balance sheet of Norwegian Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that, to the knowledge of such Financial Officer, such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Norwegian Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agents setting forth (A) statement of income items and Consolidated Adjusted EBITDA of Norwegian Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agents, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that the information required by clause (i) may be furnished in the form of a Form 6-K);
     (c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default or Event of Default has occurred or, if a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agents demonstrating compliance with the covenants contained in 6.10 and, concurrently with any delivery of financial statements under Section 5.01(a) above beginning with the fiscal year ending December 31, 2006, setting forth Borrowers’ calculation of Excess Cash Flow and (C) showing a reconciliation of Consolidated Adjusted EBITDA to the net income set forth on the statement of income;

     (d) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Assets Questionnaire Supplement or confirming that there has been no change in such information since the date of the Assets Questionnaire or latest Assets Questionnaire Supplement;
     (e) Public Reports. As soon as practicable after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its material Indebtedness pursuant to the terms of the documentation governing such material Indebtedness (or any trustee, agent or other representative therefor), as the case may be (it being understood that such copies may be delivered electronically);
     (f) Management Letters. As soon as practicable after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;
     (g) Budgets. Upon the prior written request of any Lender, within 30 days after the beginning of each fiscal year, a budget for Norwegian Borrower in form reasonably satisfactory to the Administrative Agents, but to include balance sheets, statements of income and cash flows, for such fiscal year, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Norwegian Borrower to the effect that the budget of Norwegian Borrower is a reasonable estimate for the period covered thereby and any significant revisions of such budget approved at that time; provided, that the Norwegian Borrower shall only be required to deliver a budget to such requesting Lender hereunder if (i) in the reasonable opinion of the Norwegian Borrower, provision of such budget to each Lender (assuming compliance of each Lender with clause (ii) of this proviso) would not violate any Requirement of Law (including any stock exchange requirement) and (ii) each employee or advisor of such requesting Lender that will have access to such budget has executed and delivered to the Norwegian Borrower a completed Norwegian Securities Trading Act Acknowledgement in a form complying with all applicable Requirements of Law (including any stock exchange requirement);
     (h) Organization. Concurrently with any delivery of financial statements under Section 5.01(a), an accurate organizational chart as required by Section 3.07(c), or confirmation that there are no changes to Schedule 10(a) to the Assets Questionnaire; and
     (i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agents or any Lender may reasonably request.
          SECTION 5.02 Litigation and Other Notices.
          Furnish to the Administrative Agents and each Lender written notice of the following promptly (and, in any event, within three Business Days of the occurrence thereof):
     (a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
     (c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

     (d) the occurrence of a Casualty Event; and
     (e) (i) the incurrence of any material Lien (other than Permitted Liens) on, or material claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.
          SECTION 5.03 Existence; Businesses and Properties.
     (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Except where the failure to do so individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted pay and perform its obligations under all leases; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.
          SECTION 5.04 Insurance.
     (a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Companies, against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims and (iii) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law. All such insurance shall be reasonably satisfactory to the Collateral Agent, it being acknowledged that the insurance policies set forth on Section 3.19 as of the Closing Date shall be acceptable to the Administrative Agents (subject to any reasonable changes thereafter which are consistent with the Borrower’s obligations under Section 5.04).
     (b) Notice to Agents. Notify the Administrative Agents and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agents and the Collateral Agent a duplicate of such policy or policies.
     (c) Broker’s Report. Deliver to the Administrative Agents and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agents or the Collateral Agent may from time to time reasonably request.
          SECTION 5.05 Obligations and Taxes.
     (a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books, if applicable, adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend any required payment of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
     (b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.
     (c) Tax Shelter Reporting. Neither Borrower intends to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event a Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agents thereof.
          SECTION 5.06 Employee Benefits.
     (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agents (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $5 million or the imposition of a Lien, a statement of a Financial Officer of Norwegian Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agents, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agents shall reasonably request.
          SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.
     (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law in all material respects are made of all dealings and transactions in relation to its business and activities. Following entry by such representatives into satisfactory nondisclosure agreements, each Company will permit any representatives designated by the Administrative Agents or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agents or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants); provided, that representatives of the Company shall be permitted to participate in any such discussions.
     (b) Within 150 days after the end of each fiscal year of the Companies, at the reasonable written request of the Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Required Lenders, by conference call, the costs of such venue or call to be paid by Borrowers) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies.
          SECTION 5.08 Use of Proceeds.
          Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.
          SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.
     (a) Except when any failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other persons occupying Real Property of any Company to comply, with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves, if applicable, are being maintained with respect to such circumstances in accordance with GAAP.
     (b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 30 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agents or the Required Lenders through the Administrative Agents, provide to the Lenders after such request (and, in any event, use its commercially reasonable efforts to do so within 60 days after such request), at the expense of Borrowers, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agents and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
          SECTION 5.10 Interest Rate Protection.
          No later than the 30th day after the Closing Date, Borrowers shall enter into, and for a minimum of three years thereafter maintain, Hedging Agreements with terms and conditions acceptable to the Administrative Agents that result in at least 50% of the aggregate principal amount of Norwegian Borrower’s Consolidated Indebtedness being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agents.
          SECTION 5.11 Additional Collateral; Additional Guarantors.
          With respect to any person that is or becomes a Material Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Material Subsidiary or, if a consent of any third-party is required, after the date such consent is obtained or waived, it being agreed that, to the extent such consent is not obtained by the Loan Parties using their commercially reasonable efforts, the requirements of this Section shall not apply to such Material Subsidiary), to the extent permitted by law or contract and not resulting in material adverse tax consequences, (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Material Subsidiary, held by any Borrower or Restricted Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Material Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Material Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Pledge Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a pledge agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agents, and (B) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agents or the Collateral Agent to cause the Lien created by the applicable Pledge Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agents or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.11 shall not include any Equity Interests of a Material Subsidiary created or acquired after the Closing Date and (2) no Material Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11, if, in the case of either clause (1) or (2), doing so could result in material adverse tax consequences to a Loan Party and if an opinion is provided by a legal counsel or an established accounting firm that such material adverse tax consequences could result to a Loan Party.
          SECTION 5.12 Security Interests; Further Assurances.
          Promptly, upon the reasonable request of the Administrative Agents, the Collateral Agent or any Lender, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agents or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted hereunder or by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agents and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders, in each case to the extent available to such Loan Party, in form and substance reasonably satisfactory to the Administrative Agents and the Collateral Agent as the Administrative Agents and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agents, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agents, the Collateral Agent or such Lender may require.
          SECTION 5.13 Information Regarding Collateral.
     (a) Following any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or (iii) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), it shall give the Collateral Agent and the Administrative Agents written notice of such change (in the form of an Officers’ Certificate) not more than 30 days’ following such change, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agents may reasonably request and (B) it shall take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence within 30 days of such change. Each Loan Party also agrees to notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility) within 30 days of such change.
     (b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agents and the Collateral Agent an Assets Questionnaire Supplement.

          SECTION 5.14 Post Closing Obligations.
     (a) Requirements of Insurance. The Borrowers shall use their commercially reasonable efforts to ensure that, within 60 days of the Closing Date, all insurance that is required to be maintained pursuant to Section 5.04 shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, and (ii) include a breach of warranty clause.
     (b) Brazilian Quota & Pledge Agreement. The Borrowers shall use their commercially reasonable efforts to, within 60 days of the Closing Date (or as soon thereafter as practicable) (i) deliver to the Administrative Agents a Quota & Pledge Agreement in substantially the form of Exhibit K-5 duly executed by the Norwegian Borrower in respect of its shares in PGS Investigacao Petrolifera Ltda., (ii) cause PGS Investigacao Petrolifera Ltda. to duly execute and deliver to the Administrative Agents, a Joinder Agreement in substantially the form of Exhibit F; provided, that to the extent the execution and delivery of such Joinder Agreement requires the consent or approval of any Governmental Authority, the Borrowers shall use their commercially reasonable efforts to obtain such consent and any failure to comply with this Section 5.14(b) solely by reason of the Borrowers’ failure to obtain such consent (after using their commercially reasonable efforts) shall not be a Default or Event of Default hereunder, and (iii) a favorable written opinion of Brazilian local counsel listed on Schedule 4.01(g), addressed to the Agents, the Issuing Bank and the Lenders and covering, as of the date of delivery of such opinion, the matters referred to in Section 4.01(g).
ARTICLE VI
NEGATIVE COVENANTS
          Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will it cause or permit any Restricted Subsidiary to:
          SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except
     (a) Indebtedness incurred under this Agreement and the other Loan Documents;
     (b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), and (ii) refinancings, renewals or extensions thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed, extended or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed, extended or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed, extended or refinanced (such Indebtedness, “Permitted Refinancing Indebtedness”);
     (c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes, provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

     (d) Indebtedness owed by a Borrower or any of its Restricted Subsidiaries to a Borrower or any of its Restricted Subsidiaries;
     (e) Indebtedness in respect of Purchase Money Obligations in an aggregate amount not to exceed $20 million and the principal component of Capital Lease Obligations (other than the UK Vessel Leases) in an aggregate amount not to exceed $20 million, and, in each case, refinancings, renewals or extensions thereof, at any time outstanding;
     (f) Indebtedness in respect of the UK Vessel Leases, and renewals or extensions thereof;
     (g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Borrower or Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of any Borrower or Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $20 million at any time outstanding;
     (h) liability of any Borrower or any Restricted Subsidiary (whether joint or several) for the obligations of, or in respect to, the Indebtedness of any subsidiary or assets sold or otherwise disposed of by such Borrower or Restricted Subsidiary; provided, that (i) such liability was imposed by law, and (ii) such assumed Indebtedness existed prior to, and was not incurred in contemplation of, such sale or disposal.
     (i) (i) Indebtedness of a subsidiary acquired after the Closing Date or a person merged into or consolidated with any Borrower or any subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation, and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness;
     (j) Capital Lease Obligations incurred by any Borrower or any Restricted Subsidiary in respect of any Sale and Lease Back Transaction that is permitted by Section 6.03;
     (k) letters of credit (other than letters of credit issued pursuant to this Agreement), bank guarantees, overdrafts and cash pooling arrangements pursuant to local currency facilities, in an aggregate face amount not to exceed $20 million at any time outstanding;
     (l) Indebtedness supported by a letter of credit issued under this Agreement, in a principal amount not in excess of the stated amount of such letter of credit; provided that such Indebtedness is promptly repaid with the proceeds of any drawing on such letter of credit;
     (m) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; in an aggregate amount not to exceed $5 million at anyone time outstanding;
     (n) senior Subordinated Indebtedness or Subordinated Indebtedness that is expressly subordinated to the Loans; and
     (o) other Indebtedness in an aggregate amount not to exceed $50 million at any time outstanding.
          SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

     (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves, if applicable, have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (b) Liens in respect of property of any Borrower or Restricted Subsidiary imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, including, but not limited to, maritime wages, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Borrowers and their Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrowers and their Restricted Subsidiaries, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which, if applicable, adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
     (c) any Liens in existence on the Closing Date and set forth on Schedule 6.02(c) or that otherwise encumber property or assets that have a fair market value of not more than $5 million in the aggregate, and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date, together with any improvements or additions thereto (any such Lien, an “Existing Lien”);
     (d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Borrowers and their Restricted Subsidiaries at such Real Property;
     (e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which a Borrower or Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations or any letters of credit issued in support thereof (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x) and (y) of this paragraph (f), such Liens are for amounts not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings for which, if applicable, adequate reserves have been established in accordance with GAAP which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by

Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, and (iii) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (f) shall not exceed $1 million in the aggregate;
     (g) Leases of properties of any Borrower or Restricted Subsidiary, in each case entered into in the ordinary course of such Borrower’s or Restricted Subsidiary’s business;
     (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower or Restricted Subsidiary in the ordinary course of business in accordance with the past practices of such Borrower or Restricted Subsidiary;
     (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower or Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, overdraft protection and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
     (j) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Borrower or Restricted Subsidiary to the extent permitted hereunder (and not created in anticipation or contemplation thereof) or, to the extent the Indebtedness underlying such Liens is subject to a Permitted Refinancing, new Liens securing such new Indebtedness; provided that, in each case, such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;
     (k) Liens granted pursuant to the Security Documents to secure the Secured Obligations;
     (l) licenses of intellectual property granted by any Borrower or Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrowers and the Restricted Subsidiaries;
     (m) the filing of UCC financing statements (or any equivalent filings in any non-U.S. jurisdiction) solely as a precautionary measure in connection with operating leases or consignment of goods;
     (n) Liens securing Indebtedness incurred pursuant to Section 6.01(g); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Restricted Subsidiary incurring such Indebtedness;
     (o) Liens securing Indebtedness incurred or assumed pursuant to Section 6.01(j); and
     (p) in addition to the Liens permitted in paragraphs (a) through (0) of this Section 6.02, certain Liens of any Borrower or Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $10 million at any time outstanding, so long as such Liens do not encumber any property constituting Collateral;
provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Collateral, other than Liens permitted pursuant to clause (k) of this Section 6.02.
          SECTION 6.03 Sale and Leaseback Transactions.
          Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is otherwise permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.
          SECTION 6.04 Investments, Loans and Advances.
          Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, other than a Borrower or Restricted Subsidiary, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
     (a) the Companies may consummate the transactions contemplated hereby in accordance with the provisions of the Loan Documents;
     (b) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and cash equivalents, (iii) endorse negotiable instruments held for collection or deposit in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
     (c) Hedging Obligations incurred pursuant to Section 6.01(c); and
     (d) other Investments; provided, that at the time of any such Investment (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) the Borrowers would be in compliance with the financial covenants, in each case as of the most recently completed period ending prior to such transaction for which Consolidated Financial Statements are required to be delivered by Norwegian Borrower to the Administrative Agents, after giving pro forma effect to such Investment as if such Investment (and the incurrence, assumption or repayment of any Indebtedness in connection therewith) had occurred as of the first day of such period; and (C) after giving effect to each such Investment, there must be unrestricted cash, Cash Equivalents and unused and available Revolving Commitments in an aggregate amount of at least $75 million.
An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to a Company.
          SECTION 6.05 Mergers and Consolidations.
          Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:
     (a) Asset Sales or dispositions in compliance with Section 6.06;
     (b) acquisitions in compliance with Section 6.07;
     (c) any Borrower or Restricted Subsidiary may merge or consolidate with or into a Borrower or any Guarantor (as long as (i) a Borrower is the surviving person in the case of any merger or consolidation involving a Borrower and a Guarantor is the surviving person in the case of any merger or consolidation involving a Guarantor) or (ii) in any other case where any Borrower or Restricted Subsidiary merges or consolidates with any Guarantor, such Borrower or Restricted Subsidiary becomes a Guarantor immediately upon consummation of the merger or consolidation (subject to the limitations set forth in Sections 5.11 and 5.12, as applicable); provided that the Guarantee and any Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 and Section 5.12, as applicable; and
     (d) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.06 Asset Sales.
          Effect or agree to effect Asset Sales or dispositions, except that the following shall be permitted:
     (a) the disposition of inventory and segments of the Multi-Client Library, in each case, in the ordinary course of business of Norwegian Borrower and its Restricted Subsidiaries, by any Borrower or any Restricted Subsidiary;
     (b) the disposition of surplus, obsolete or worn out equipment or other property in the ordinary course of business by any Borrower or any Restricted Subsidiary, or of other inventory and equipment of any Borrower or any Restricted Subsidiary determined by the management of such Borrower or such Restricted Subsidiary to be no longer useful in the operation of the business of the Borrowers and Restricted Subsidiaries taken as a whole, and the abandonment or other disposition of intellectual property that is, in the reasonable judgment of such Borrower or such Restricted Subsidiary, no longer economically practicable to maintain or useful in the conduct of the business of the Borrowers and their Restricted Subsidiaries taken as a whole;
     (c) dispositions, transfers, leases or other dispositions (i) to any Borrower, (ii) to any Material Subsidiary, (iii) to any Restricted Subsidiary (other than from any Borrower or any Material Subsidiary), unless upon or promptly following such disposition, transfer, lease or other disposition, such Restricted Subsidiary if not a Guarantor guarantees the Obligations of the relevant Borrower or Borrowers hereunder and the capital stock of such Restricted Subsidiary, if not already pledged, is pledged as Collateral, in each case upon voluntary liquidation or otherwise; provided, that notwithstanding clause (iii) above, a Borrower or a Material Subsidiary may make such a disposition, transfer, lease or other disposition to any Restricted Subsidiary that is not (or will not become, upon or promptly following such disposition, transfer or lease) a Material Subsidiary so long as such disposition, transfer or lease is for a valid business purpose, such Restricted Subsidiary is otherwise restricted by applicable law or contract from guaranteeing the Obligations of the Borrowers hereunder or the parent of such Restricted Subsidiary is restricted from pledging the capital stock of such Restricted Subsidiary as Collateral, as applicable; provided further, that in each case, any such contractual restriction was not agreed to in connection with or in contemplation of such disposition. Notwithstanding the above, the Borrowers shall remain subject at all times to the 75% asset coverage requirement set forth in the definition of “Material Subsidiaries”);
     (d) leases or subleases of real or personal property in the ordinary course of business;
     (e) dispositions in accordance with condemnation, expropriation or eminent domain proceedings (or similar proceedings) and other takings for public use;
     (f) substantially like-kind exchanges of personal property in the ordinary course of business;
     (g) dispositions of equity of any Borrower to any person and dispositions of equity of any Restricted Subsidiary to any Borrower or any Restricted Subsidiary;
     (h) sales or dispositions of assets of any Borrower or any of the Restricted Subsidiaries, provided, that (i) at the time of such sale or disposition (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; and (B) the Borrowers would be in compliance with the financial covenants (x) in the case of any sale of assets with a book value in excess of $25 million based on the Borrowers’ projections, which shall be reasonably satisfactory to the Collateral

Agent, for the 12-month period commencing on the date of such transaction and (y) in each case, for the 12-month period ending on the last day of the most recently completed fiscal period ending prior to such transaction for which Consolidated Financial Statements are required to be delivered by Norwegian Borrower to the Administrative Agents, after giving pro forma effect to such transaction as if it had occurred as of the first day of such period, (ii) if the book value of such assets exceeds $5 million such sale is for consideration at least 80% of which is cash (and no portion of the remaining consideration shall be in the form of Indebtedness of any Borrower or any of its Restricted Subsidiaries), and (iii) if the book value of such assets (A) exceeds $10 million but is less than $25 million, such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of (based on a certificate of the chief financial officer of Norwegian Borrower reasonably acceptable to the Collateral Agent), or (B) is $25 million or greater, such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of (based on a fairness opinion of an independent, reputable investment bank reasonably acceptable to the Collateral Agent);
     (i) the disposition (including, without limitation, pursuant to a spin-off) of all or a portion of either the Borrowers’ geophysical services business (the “Geophysical Services Business”) or the disposition (including, without limitation, pursuant to a spin-off, which may include an assumption of the Borrowers’ obligations under the Loan Documents by the parent entity of the Geophysical Services Business and a corresponding release of the Borrowers in connection therewith) of all or a portion of the Borrowers’ floating production, storage and offloading business (the “Production Services Business”), in each case whether through sales or other dispositions of assets or capital stock; provided, that (i) at the time of such sale or disposition (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; and (B) the Borrowers would be in compliance with the financial covenants, in each case (x) based on the Borrowers’ projections, which shall be reasonably satisfactory to the Collateral Agent, for the 12 month period commencing on the date of such transaction and (y) for the 12 month period ending on the last day of the most recently completed fiscal period ending prior to such transaction for which Consolidated Financial Statements are required to be delivered by Norwegian Borrower to the Administrative Agents, after giving pro forma effect to such transaction as if such transaction (and the incurrence, assumption or repayment of any Indebtedness in connection therewith) had occurred as of the first day of such period, and (ii) if the approval of the Borrowers’ shareholders is not required for such disposition, such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of (based on a fairness opinion of an independent, reputable investment bank reasonably acceptable to the Collateral Agent); provided, that in the case of a spin-off (as opposed to any other type of sale or disposition) of the Geophysical Services Business’ marine geophysical division (i) the new entity comprising such marine geophysical division and any parent of such division (if they are not one of the Borrowers), shall be required to assume the obligations of the Borrowers hereunder, and (ii) upon such assumption, the remaining Borrowers shall be simultaneously released from their obligations hereunder, in each case, pursuant to documentation reasonably satisfactory to the Administrative Agents;
     (j) mergers and consolidations in compliance with Section 6.05;
     (k) Investments in compliance with Section 6.04;
     (l) Sales and Leasebacks in compliance with Section 6.03;
     (m) Liens in compliance with Section 6.02;
     (n) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction, in an aggregate amount not to exceed 20% of the Borrowers’ bad and doubtful debts as set forth in the most recent Consolidated Financial Statements;
     (o) licensing and cross-licensing arrangements involving any technology or other Intellectual Property of a Borrower or any Restricted Subsidiary in the ordinary course of business; and
     (p) any transactions in connection with the unwinding of the UK Vessel Leases; provided, that upon the consummation of such transactions, all the right, title and interest of such vessels or production equipment shall be legally and beneficially owned (subject to permitted Liens) by a Borrower or any subsidiary.
          Without limiting the effect of any other term or condition herein, each of the Lenders waive (i) the right pursuant to section 13-16(1) cf. section 14-7 of the Norwegian Public Limited Companies Act (the “PLCA”) to object to a demerger of Norwegian Borrower, (ii) the right pursuant to section 13-16(2) cf. section 14-7 of the PLCA to demand adequate security being placed in respect of the demerger of Norwegian Borrower, (iii) the right pursuant to section 13-16(2) and (4) cf. section 14-7 of the PLCA to petition the court on whether adequate security is deemed necessary, and (iv) the right pursuant to section 14-11 of the PLCA to invoke or otherwise apply the joint and several liability between Norwegian Borrower and the other subsidiaries participating in the demerger; provided, that the Borrowers shall have (A) disclosed to the Administrative Agents the material terms of the relevant demerger plan within a reasonable period prior to the consummation of such de merger, (B) delivered to the Administrative Agents a certified copy of the relevant demerger plan (together with an English language summary thereof) and (C) delivered to the Administrative Agents (x) a statement from the spun-off company’s auditor confirming the opening balance sheet of the spun-off company after the demerger; (y) a statement from the Norwegian Borrower’s auditor and the spun-off company’s auditor pursuant to section 14-4 (3) cf. section 13-10 of the PLCA regarding the valuations made applicable to the demerger; and (z) a statement from the Norwegian Borrower’s auditor that after the demerger, the Norwegian Borrower’s nondistributable equity will be fully covered.
          SECTION 6.07 Acquisitions.
          Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
     (a) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;
     (b) Investments in compliance with Section 6.04;
     (c) leases of real or personal property in the ordinary course of business;
     (d) acquisitions of assets of a person or a line of business of a person, or all or substantially all of the Equity Interests of a person (referred to herein as the “Acquired Entity”), provided, that (i) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) the Borrowers would be in compliance with the financial covenants, in each case as of the most recently completed period ending prior to such transaction for which Consolidated Financial Statements are required to be delivered by Norwegian Borrower to the Administrative Agents, after giving pro forma effect to such transaction (which pro forma calculation shall include the annualized EBITDA for the partial year and EBITDA from committed contracts for such year) and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this paragraph occurring after such period) as if such transaction (and the incurrence, assumption or repayment of any Indebtedness in connection therewith) had occurred as of the first day of such period; and (C) after giving effect to such acquisition, there must be at least $75 million of unrestricted cash, Cash Equivalents and unused and available Revolving Commitments; (ii) none of the Borrowers or any of their Restricted Subsidiaries shall incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 6.01; (iii) the Borrowers shall or shall cause their relevant Restricted Subsidiaries (including the Acquired Entity) to comply with the provisions of Section 5.11 and Section 5.12, as applicable; and (iv) in the case of an acquisition of all of the Equity Interests of a person, the Acquired Entity shall be a going concern and shall be in a similar line of business as that of the Borrowers and their Restricted Subsidiaries as conducted during the current and most recently concluded calendar year or a reasonable extension or development thereof;
     (e) mergers and consolidations in compliance with Section 6.05; and

     (f) any transactions in connection with the unwinding of the UK Vessel Leases; provided, that upon the consummation of such transactions, all the right, title and interest of such vessels or production equipment shall be legally and beneficially owned (subject to permitted Liens) by a Borrower or any Restricted Subsidiary.
          SECTION 6.08 Dividends.
          Authorize, declare or pay, directly or indirectly, any Dividends (other than Dividends payable solely in common stock) or effect any stock repurchases or redemptions, except that the following shall be permitted:
     (a) Dividends paid by any Restricted Subsidiary to a Borrower or any other Restricted Subsidiary;
     (b) Dividends paid by non-wholly owned subsidiaries to their equity holders (including the Borrowers, as applicable) on a pro rata basis; and
     (c) other Dividends (including any dividend-in-kind comprising all or any portion of either the Geophysical Services Business or the Production Services Business); provided, that at the time of the announcement of any such Dividend (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) the Borrowers would be in compliance with the financial covenants, in each case as of the most recently completed period ending prior to such transaction for which Consolidated Financial Statements are required to be delivered by Norwegian Borrower to the Administrative Agents, after giving pro forma effect to such Dividend as if such Dividend (and the incurrence, assumption or repayment of any Indebtedness in connection therewith) had occurred as of the first day of such period; and (C) after giving effect to each such payment of Dividends, there must be unrestricted cash, Cash Equivalents and unused and available Revolving Commitments in an aggregate amount of at least $75 million.
          SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of a Borrower or any Restricted Subsidiary (other than such Borrower or any of its Restricted Subsidiaries), other than on terms and conditions at least as favorable to a Borrower or such Restricted Subsidiary as would reasonably be obtained by such Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a person other than an affiliate, except that the following shall be permitted:
     (a) Dividends permitted by Section 6.08 or Investments permitted by Section 6.04;
     (b) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), insurance and indemnification arrangements, in each case approved by the Board of Directors, any committee thereof or the shareholders, of Norwegian Borrower; and
     (c) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents, provided, that in the case of a spin-off of the Production Services Business, the Borrowers or any of their respective Restricted Subsidiaries may, on or following the consummation of such spin-off (i) retain the floating production storage and offloading vessel known as the ‘Petrojarl Foinaven’, (ii) enter into a Sale and Lease Back Transaction, any operating agreement or other production agreement with the spun-off Production Services Business in respect of such vessel on arms-length terms reasonably satisfactory to the Administrative Agents, and (iii) enter into any operating or consulting agreements with the spun-off Production Services Business on arms-length terms reasonably satisfactory to the Administrative Agents.

          SECTION 6.10 Financial Covenants. (a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, at any date during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Leverage Ratio
Closing Date to December 31, 2006	3.50 to 1.0
Fiscal year 2007	3.25 to 1.0
Fiscal year 2008 and thereafter	3.00 to 1.0
          Notwithstanding the above, in the event of a sale or other disposition of the Production Services Business or the Geophysical Services Business pursuant to Section 6.06, the maximum Total Leverage Ratio for each measurement period shall be 3.00 to 1.00 on a Pro Forma Basis having regard to such sale or disposition.
     (b) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, for any Test Period, to be less than 3.00 to 1.00.
     (c) Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, for any Test Period, to be less than 1.30 to 1.00.
          SECTION 6.11 Modifications of Organizational Documents and Other Documents, etc.
          Directly or indirectly terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Pledge Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any other agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Norwegian Borrower may issue any such Equity Interests, so long as such issuance is not prohibited by Section 6.12 or any other provision of this Agreement, and may amend its Organizational Documents to authorize any such Equity Interests.
          SECTION 6.12 Limitation on Certain Restrictions on Restricted Subsidiaries.
          Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by a Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to a Borrower or a Restricted Subsidiary, (b) make loans or advances to a Borrower or any Restricted Subsidiary or (c) transfer any of its properties to a Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (vii) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of a Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of a Borrower; (viii) without affecting the Loan Parties’ obligations under Section 5.12, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xi) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (vii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
          SECTION 6.13 Limitation on Issuance of Capital Stock.
     (a) With respect to Norwegian Borrower, issue any Equity Interest that is not Qualified Capital Stock.
     (b) With respect to the US Borrower or any Restricted Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the collective percentage ownership of Norwegian Borrower and its Restricted Subsidiaries in any class of the Equity Interest of such Restricted Subsidiary; (ii) Restricted Subsidiaries of a Borrower formed after the Closing Date in accordance with this Section 6.13 may issue Equity Interests to a Borrower or the Subsidiary of a Borrower which is to own such Equity Interests and (iii) any issuance of Equity Interests in connection with Asset Sales permitted under Section 6.06 and Acquisitions permitted under Section 6.07. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Pledge Agreement, be delivered to the Collateral Agent for pledge pursuant to the applicable Pledge Agreement.
          SECTION 6.14 Limitation on Creation of Subsidiaries.
          Establish, create or acquire any additional Subsidiaries (other than a Project Finance Subsidiary) without the prior written consent of the Required Lenders; provided that, without such consent, the Borrowers may (i) establish or create one or more Wholly Owned Subsidiaries of the Borrowers, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04, (iii) create one or more Subsidiaries to effect an Asset Sale pursuant to Section 6.06, or (iv) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11 or Section 5.12, as applicable, shall be complied with.
          SECTION 6.15 Business.
     (a) With respect to US Borrower, engage directly or indirectly in any business activities or have any properties or liabilities, other obligations under the Loan Documents.
     (b) With respect to Norwegian Borrower and its Restricted Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Norwegian Borrower and its Subsidiaries are engaged on the Closing Date, as described in the Confidential Information Memorandum, and reasonable extensions and developments thereof.
          SECTION 6.16 Limitation on Accounting Changes.
          Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except (a) changes that are required by GAAP; (b) changes made with the prior written consent of the Administrative Agents (which consents shall not be unreasonably withheld); and (c) other changes recommended in writing by Norwegian Borrower’s audit committee.

          SECTION 6.17 Fiscal Year .
          Change its fiscal year-end to a date other than December 31.
          SECTION 6.18 No Further Negative Pledge.
          Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (l) the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Security Documents on any Collateral securing the Secured Obligations hereunder and does not require the direct or indirect granting of any Lien securing any Indebtedness or other Obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure such Secured Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable requirements of law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of a Borrower or a Restricted Subsidiary, (d) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted hereunder or the contracts, instruments or Obligations referred to in clause (3); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.
          SECTION 6.19 Anti-Terrorism Laws; Anti-Money Laundering.
     (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or the USA Patriot Act, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any the Executive Order of the USA Patriot Act (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).
     (b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.
          SECTION 6.20 Embargoed Person.
          Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person (“Embargoed Person” or “Embargoed Persons”) subject to sanctions, trade or finance restrictions administered by the U.S. Treasury Department’s Office of Foreign Central (“OFAC”), including, without limitation, persons identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, other than persons described in Section 3.21(b)(i) through (iv) or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

          SECTION 6.21 Limitation on Inactive Restricted Subsidiaries.
          Cause or permit any inactive Restricted Subsidiary to hold any material properties, become liable for any material obligations, engage in any trade or business, or conduct any business activity, without the prior written consent of the Required Lenders unless, at the time it holds any such property, becomes so liable, engages in any such trade or business or conducts any such activity, it complies with the provisions of Section 5.11 to the extent then applicable to such Restricted Subsidiary.
Notwithstanding any of the above, for the avoidance of doubt, this Article VI shall not prohibit any unwinding or other termination of any of the UK Vessel Leases if the terms of such unwinding or termination (a) have been disclosed to the Administrative Agent prior to the Closing Date pursuant to a certificate of an officer of Norwegian Borrower, and (b) such unwinding or other termination is consummated substantially in accordance with such disclosure or as otherwise consented to by the Administrative Agents (which consent shall not be unreasonably withheld or delayed).
ARTICLE VII
GUARANTEES
          SECTION 7.01 The Guarantees
     (a) The Norwegian Obligations Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Norwegian Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Norwegian Guaranteed Obligations”). The Norwegian Obligations Guarantors hereby jointly and severally agree that if Norwegian Borrower or other Norwegian Obligations Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Norwegian Guaranteed Obligations, the Norwegian Obligations Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Norwegian Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     (b) The US Obligations Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the US Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by the US Borrower under any Loan Document or any Hedging Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “US Guaranteed Obligations” and, together with the Norwegian Guaranteed Obligations, the “Guaranteed Obligations”). The US Obligations Guarantors hereby jointly and severally agree that if the US Borrower or other US Obligations Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the US Guaranteed Obligations, the US Obligations Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the US Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

          SECTION 7.02 Obligations Unconditional. The respective obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Norwegian Guaranteed Obligations of Norwegian Borrower or the US Guaranteed Obligations of US Borrower (as the case may be) under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or the relevant Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
     (i) at any time or from time to time, without notice to the relevant Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
     (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
     (iii) the maturity of any of the relevant Guaranteed Obligations shall be accelerated, or any of the relevant Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the relevant Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
     (iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the relevant Guaranteed Obligations shall fail to be perfected; or
     (v) the release of any other Guarantor pursuant to Section 7.09.
          The Guarantors hereby expressly waive, to the extent permitted by law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the relevant Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the relevant Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the relevant Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the relevant Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the relevant Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the relevant Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the relevant Borrower or against any other person which may be or become liable in respect of all or any part of the relevant Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
          SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Borrower or other Loan Party in respect of the relevant Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the relevant Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

          SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all the relevant Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against relevant Borrower or any other Guarantor of any of the relevant Guaranteed Obligations or any security for any of the relevant Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.
          SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the relevant Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
          SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
          SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all of the relevant Guaranteed Obligations whenever arising.
          SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
          SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, 50% or more of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is the relevant Borrower or a Restricted Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of 50% or more of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Pledge Agreements shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.
ARTICLE VIII
EVENTS OF DEFAULT
          SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):
     (a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
     (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
     (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;
     (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agents to a Borrower;
     (f) any Loan Party or Material Subsidiary shall, with respect to any Material Indebtedness (other than the Obligations or the obligations under the UK Vessel Leases) (i) fail to pay any principal or interest, regardless of amount, due in respect of such Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or any Material Subsidiary, or of a substantial part of the property of any Company, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall, in each case, continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of the property of any Loan Party or any Material Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;
     (i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $30 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;
     (j) one or more ERISA Events or noncompliance with respect to Foreign Plans shall have occurred that when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to cause a Material Adverse Effect;
     (k) any security interest and Lien purported to be created by any Security Document (other than with respect to any de minimis portion of the Collateral) shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by a Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;
     (l) any Loan Document or any material provisions thereof shall at any time and for any reason be repudiated or declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party seeking to establish the repudiation, invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;
     (m) there shall have occurred a Change in Control;
     (n) the obligations under any of the UK Vessel Leases are accelerated other than in a connection with a planned wind-down; or
     (o) Norwegian Borrower and its Material Subsidiaries, taken as a whole, cease or intend to cease the operation of their ordinary business.
then, and in every such event (other than an event with respect to a Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agents may, and at the request of the Required Lenders shall, by notice to a Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of a Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrowers described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.
          SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, each Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrowers, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the

Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrowers and do not give Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
          SECTION 8.03 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:
     (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and Reimbursement Obligations) and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
     (d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including Reimbursement Obligations) and any breakage, termination or other payments under Hedging Agreements constituting Secured Obligations and any interest accrued thereon;
     (e) Fifth, to the indefeasible payment in full in cash, pro rata, of all other Secured Obligations; and
     (f) Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
          In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE IX
AGENTS
          SECTION 9.01 Appointment and Authority. Each of the Term Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Term Loan Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Term Loan Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to such Term Loan Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Barclays Bank PLC is appointed to act on its behalf as the Revolving Loan Administrative Agent in accordance with the provisions as set forth in Schedule 9.01. Each of the Term Lenders, the Revolving Credit Administrative Agent and the Issuing Bank hereby authorize the Term Loan Administrative Agent to take such actions and exercise such powers as relevant and necessary to co-ordinate any matters required to be effected on behalf of all Lenders hereunder (which matters are not otherwise the subject of the powers delegated hereunder to the Term Loan Administrative Agent and the Revolving Credit Administrative Agent in such respective capacities). The provisions of this Article are solely for the benefit of the Administrative Agents, the Collateral Agent, the Lenders and the Issuing Bank, and neither of the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          SECTION 9.02 Rights as a Lender. Each person serving as an Agent (other than the Revolving Credit Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent (other than the Revolving Credit Administrative Agent) hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.
          SECTION 9.03 Exculpatory Provisions. No Agent (other than the Revolving Credit Administrative Agent) shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent (other than the Revolving Credit Administrative Agent):
     (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and
     (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.
No Agent (other than the Revolving Credit Administrative Agent) shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent (other than the Revolving Credit Administrative Agent) shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower or a Lender or the Issuing Bank.
          No Agent (other than the Revolving Credit Administrative Agent) shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agents or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

          SECTION 9.04 Reliance by Agent. Each Agent (other than the Revolving Credit Administrative Agent) shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent (other than the Revolving Credit Administrative Agent) also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Term Loan Administrative Agent may presume that such condition is satisfactory to such Lender unless the Term Loan Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent (other than the Revolving Credit Administrative Agent) may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 9.05 Delegation of Duties. Each Agent (other than the Revolving Credit Administrative Agent) may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through anyone or more sub-agents appointed by such Agent. Each Agent (other than the Revolving Credit Administrative Agent) and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent (other than the Revolving Credit Administrative Agent) and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          SECTION 9.06 Resignation of Agent. Each Agent (other than the Revolving Credit Administrative Agent) may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent (other than the Revolving Credit Administrative Agent) shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent (other than the Revolving Credit Administrative Agent) hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent (other than the Revolving Credit Administrative Agent) shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          SECTION 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Term Loan Syndication Agent, Term Loan Documentation Agent, Revolving Credit Syndication Agent or Revolving Credit Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agents, the Collateral Agent, a Lender or the Issuing Bank hereunder. For the avoidance of doubt, the Term Loan Administrative Agent shall not have any powers, duties or obligations in respect of the Revolving Loans, Letters of Credit or any other matters for which the Revolving Credit Administrative Agent has powers, duties or responsibilities under this Agreement and the other Loan Documents. The Revolving Loan Administrative Agent shall not have any duties or obligations in respect of the Term Loans or any other matters for which the Term Loan Administrative Agent powers, duties or responsibilities under this Agreement and the other Loan Documents.
          SECTION 9.09 UK Pledge Agreement. Without prejudice to the foregoing, each of the Lenders hereby acknowledges that the Collateral Agent holds the Collateral of the UK Material Subsidiaries as trustee for and on behalf of the Secured Parties in accordance with the terms of the declaration of trust set out in each UK Pledge Agreement and that the terms of its appointment, and such trust, shall be as set out (or referred to) in each such UK Pledge Agreement.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01 Notices.
     (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
     (i) if to any Loan Party (including either Borrower), to Norwegian Borrower at:
c/o Petroleum Geo-Services ASA
Strandveien 4
Lysaker 1366
Attention: Vice President, Finance
Telecopier No.: +47 6751 5700
Email: Bjorn.Korsveien@pgs.com
     (ii) if to the Term Loan Administrative Agent or the Collateral Agent, to it at:
UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Joselin Fernandes
Telecopier No.: (203) 719-3092
Email: joselin.fernandes@ubs.com
     (iii) if to the Revolving Credit Administrative Agent, to it at:
Barclays Bank PLC
5 The North Colonnade
Canary Wharf, E144BB

Fax No: 020 7773 4893
Tel: 020 77734893
Attention: Frank Rogers
Email: frank.rogers@barcap.com
     (iv) if to the Issuing Bank, to it at:
Barclays Bank PLC
London Trade Services Centre,
St Swithins House, Ground Floor
11/12 St Swithins Lane
London EC4N 8AS
Fax No: 0870 607 3604
     (v) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agents; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agents that it is incapable of receiving notices under such Article by electronic communication. Each of the Administrative Agents, the Collateral Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agents otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     (d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agents all information, documents and other materials that it is obligated to furnish to the Administrative Agents pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agents at joselin.fernandes@ubs.com or at such other e-mail address(es) provided to Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agents shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agents in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agents shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.
          To the extent consented to by the Administrative Agents in writing from time to time, the Administrative Agents agree that receipt of the Communications by the Administrative Agents at their email address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agents for purposes of the Loan Documents; provided that Borrowers shall also deliver to the Administrative Agents an executed original of each Compliance Certificate required to be delivered hereunder.
          Each Loan Party further agrees that Administrative Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agents or any of their Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agents’ transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.
     (e) Notices to Administrative Agents. The Borrowers shall ensure that all notices delivered hereunder to an Administrative Agent shall be substantially simultaneously delivered to the other Administrative Agent.
             SECTION 10.02 Waivers; Amendment.
     (a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Borrower in any case shall entitle each Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Required Consents. Subject to Section 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agents, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:
     (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);
     (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));
     (iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;
     (iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;
     (v) permit the assignment or delegation by any Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;
     (vi) release Norwegian Borrower or all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;
     (vii) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans pursuant to Section 2.18 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);
     (viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a) and 2.17(d), without the written consent of each Lender directly affected thereby;
     (ix) change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans pursuant to Section 2.18 or consented to by the Required Lenders);
     (x) change the percentage set forth in the definition of “Required Lenders,” “Required Revolving Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
     (xi) change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;
     (xii) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Revolving Credit Administrative Agent and the Issuing Bank;
     (xiii) change or waive any rights or obligations of the Issuing Bank without the written consent of the Issuing Bank;
     (xiv) change or waive any provision of Section 2 as the same applies to the Revolving Credit Administrative Agent, Revolving Loans and Revolving Borrowings, in each case without the written consent of the Revolving Credit Administrative Agent; or
     (xv) expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing without the written consent of the Required Revolving Lenders;
provided, further, that any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers) may not be effected without the written consent of the Arrangers.
     (c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agents and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
     (d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.
             SECTION 10.03 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. In connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agent and their respective Affiliates (excluding fees, charges and disbursements of counsel for the Administrative Agents and/or the Collateral Agent) in an aggregate amount not exceeding $100,000, and (ii) the reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agents and/or the Collateral Agent); it being understood that all such legal fees and expenses shall not be subject to a cap and shall in no event consist of legal fees and expenses of in-house counsel to the Administrative Agents, the Collateral Agent or the Lenders. Subject to the provision of good faith estimates of legal fees and expenses by each such firm for the period through the Closing Date and in respect of post-Closing Date issues regarding perfection of Collateral, the Borrower shall pay all reasonable legal fees and expenses of one firm of local counsel in each jurisdiction of the Material Subsidiaries; it being understood that all such legal fees and expenses shall not be subject to a cap and shall in no event consist of legal fees and expenses of in-house counsel to the Administrative Agents, the Collateral Agent or the Lenders. The Borrower shall also pay (i) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agents, the Collateral Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.
     (b) Indemnification by Borrower. Borrowers shall indemnify the Administrative Agents (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) the Arrangers, the Term Loan Syndication Agent, the Revolving Credit Syndication Agent, the Revolving Credit Documentation Agent, each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) the matters set forth in Schedule 10.03(c); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement and Indemnification by Lenders. To the extent that a Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agents (or any sub-agent thereof), the Collateral Agent, the Issuing Bank or any Related Party of any of the foregoing each Lender severally agrees to (i) pay to the Administrative Agents (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, and (ii) indemnify the Administrative Agents (or any such sub-agent), the Collateral Agent (or any sub-agent

thereof), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) in respect of the matters set forth in Schedule 10.03 and Schedule 9.01; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agents (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agents (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.
             SECTION 10.04 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except to the parent company of the Geophysical Services Business pursuant to a transaction permitted by Section 6.06(i)) without the prior written consent of the Administrative Agents, the Collateral Agent, the Issuing Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by a Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
     (i) except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent or, if “Trade Date” is specified in the

Assignment and Assumption, as of the Trade Date) shall not be less than $2.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $5.0 million, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, unless each of (A) in respect of any assignment of Term Loans, the Term Loan Administrative Agent, (B) in respect of any assignment of Revolving Loans, the Issuing Bank, and (C) so long as no Default has occurred and is continuing, a Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;
     (iii) the parties to each assignment shall execute and deliver to the relevant Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that, in the case of multiple assignments of Term Loans which are consummated simultaneously, such parties shall only be required to pay one processing and recordation fee of $3,500 in respect of such multiple assignments), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the relevant Administrative Agent an Administrative Questionnaire;
     (iv) in the case of any assignment of Term Loans, the Term Loan Administrative Agent notifies the Borrowers in writing of any such assignment; provided, that such notification shall not be required in the case of any assignment (i) to an existing Term Lender or an Affiliate of an existing Term Lender, (ii) after the occurrence and during the continuance of a Default or an Event of Default, and (iii) prior to the completion of the primary syndication of the Commitments and Loans;
     (v) in the case of any assignment of Revolving Commitments, the Borrower shall have consented to such assignment (which consent shall not be irrevocably withheld); provided, that such consent shall not be required in the case of any assignment to (i) an existing Revolving Lender or an Affiliate of an existing Revolving Lender, (ii) after the occurrence and during the continuance of a Default or an Event of Default, and (iii) prior to the completion of the primary syndication of the Commitments and Loans; and
     (vi) in the case of any assignment of Revolving Commitments, the Eligible Assignee shall, at the time of such assignment, have a rating of at least BBB+ by Standard and Poor’s Ratings Service and Baa l by Moody’s Investor Service, in each case with a stable outlook.
Subject to acceptance and recording thereof by the relevant Administrative Agents pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04. Notwithstanding the foregoing, except if a Default or Event of Default has occurred and is continuing, no arrangements hereunder shall be permitted which would give rise to any obligation of the Borrowers to reimburse any Lender for amounts payable pursuant to Sections 2.12 and 2.15.
     (c) Register. Each of the Administrative Agents, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, the

Administrative Agents, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers, the Issuing Bank, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers, the relevant Administrative Agent or the Issuing Bank sell participations to any person (other than a natural person or Borrowers or any of any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the relevant Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     (e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrowers or the relevant Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
             SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

             SECTION 10.06 Counterparts; Integration; Effectiveness; Electronic Execution.
     (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agents and related matters, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
             SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
             SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrowers or any other Loan Party against any and all of the obligations of Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Borrowers and the Administrative Agents promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
             SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
     (b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agents, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
     (c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.
             SECTION 10.10 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
             SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
             SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agents, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers. For purposes of this Section, “Information” means all information received from a Borrower or any of its Subsidiaries relating to a Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agents, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by a Borrower or any of its

Subsidiaries; provided that, in the case of information received from a Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
             SECTION 10.13 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and each of the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name, address and tax identification number of each Borrower and other information regarding Borrowers that will allow such Lender or the Administrative Agent, as applicable, to identify Borrowers in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.
             SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
             SECTION 10.15 Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the relevant Administrative Agent a Lender Addendum duly executed by such Lender, Borrowers and the Administrative Agent.
             SECTION 10.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of:
     (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Loan Party;
     (b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any other Loan Party;
     (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
     (d) any exchange, release or non -perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
     (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
     (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, such Loan Party.
             SECTION 10.17 Dollar Equivalent Calculations. For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Revolving Loan and the Dollar Equivalent of the stated

amount of each Letter of Credit that is an Alternate Currency Letter of Credit shall be calculated on the date when any such Loan is made, such Letter of Credit is issued, on the first Business Day of each semi-annual period and at such other times as designated by the Revolving Credit Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Revolving Credit Administrative Agent as provided above and notice of such recalculation is received by Borrowers, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Borrowers by the Revolving Credit Administrative Agent. The Revolving Credit Administrative Agent shall promptly notify Borrowers and the Lenders of each such determination of the Dollar Equivalent.
             SECTION 10.18 Judgment Currency.
     (a) Borrowers’ obligations hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agents or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agents or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against a Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agents or if the Administrative Agents do not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agents) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
     (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
     (c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
             SECTION 10.19 Euro.
     (a) If at any time that an Alternate Currency Revolving Loan is outstanding, the relevant Alternate Currency (other than the euro) is fully replaced as the lawful currency of the country that issued such Alternate Currency (the “Issuing Country”) by the euro so that all payments are to be made in the Issuing Country in euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Revolving Loan shall be automatically converted into a Loan denominated in euros in a principal amount equal to the amount of euros into which the principal amount of such Alternate Currency Revolving Loan would be converted pursuant to law and thereafter no further Loans will be available in such Alternate Currency.
     (b) The Borrowers shall from time to time, at the request of any Lender, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its Affiliates as a result of the tax or currency exchange resulting from the introduction of, changeover to or operation of the euro in any applicable nation or eurocurrency market.

             SECTION 10.20 Special Provisions Relating to Currencies Other Than Dollars.
     (a) All funds to be made available to the Revolving Credit Administrative Agent pursuant to this Agreement in euros, Norwegian kroner or pounds shall be made available to the Revolving Credit Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in Norway or such Participating Member State (or in London) as Revolving Credit Administrative Agent shall from time to time nominate for this purpose.
     (b) In relation to the payment of any amount denominated in euros, Norwegian kroner or pounds, the Revolving Credit Administrative Agent shall not be liable to Borrower or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Revolving Credit Administrative Agent if the Revolving Credit Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in euros, Norwegian kroner or pounds) to the account with the bank in the principal financial center in the Participating Member State which Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 10.20(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Revolving Credit Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euros, Norwegian kroner or pounds. Furthermore, and without limiting the foregoing, the Revolving Credit Administrative Agent shall not be liable to Borrower or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non -appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PETROLEUM GEO-SERVICES ASA
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

PGS FINANCE, INC.
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

PGS SHIPPING AS
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

PGS SHIPPING (ISLE OF MAN) LIMITED
By:	/s/ Gottfred Langseth
	Name:	Gottfred Langseth
	Title:	Senior Vice President and Chief Financial Officer

PGS PRODUCTION AS
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

GOLAR-NOR OFFSHORE AS
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

MULTIKLIENT INVEST AS
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

PETROLEUM GEO-SERVICES (UK) LIMITED
By:	/s/ Gottfred Langseth
	Name:	Gottfred Langseth
	Title:	Senior Vice President and Chief Financial Officer

PGS EXPLORATION (UK) LIMITED
By:	/s/ Gottfred Langseth
	Name:	Gottfred Langseth
	Title:	Senior Vice President and Chief Financial Officer

GOLAR-NOR OFFSHORE (UK) LIMITED
By:	/s/ Asle B. Bratalien
	Name:	Asle B. Bråtalien
	Title:	Director

HARA SKIP AS
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

PETROLEUM GEO SERVICES, INC.
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

PGS ONSHORE INC.
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

PGS GEOPHYSICAL AS
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

PGS PETROJARL VARG AS
By:	/s/ Erlend Bakken
	Name:	Erlend Bakken
	Title:	General Counsel

UBS SECURITIES LLC, as a Term Loan Lead Arranger and Bookrunner
By:	/s/ Eric H. Coombs
	Name:	Eric H. Coombs
	Title:	Managing Director

By:	/s/ Warren Jervey
	Name:	Warren Jervey
	Title:	Director and Counsel- Region Americas Legal

UBS AG, STAMFORD BRANCH, as Term Loan Administrative Agent, Collateral Agent and Revolving Credit Syndication Agent
By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director - Banking Products Services, US

By:	/s/Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director - Banking Products Services, US

UBS SECURITIES LLC, as a Revolving Credit Lead Arranger and Revolving Credit Lead Bookrunner
By:	/s/ Eric H. Coombs
	Name:	Eric H. Coombs
	Title:	Managing Director

By:	/s/ Warren Jervey
	Name:	Warren Jervey
	Title:	Director and Counsel- Region Americas Legal

CREDIT SUISSE, as a Term Loan Lead Arranger and Bookrunner
By:	/s/ David Dodd
	Name:	David Dodd
	Title:	Vice President

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Associate

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Term Loan Syndication Agent and Revolving Credit Documentation Agent
By:	/s/ David Dodd
	Name:	David Dodd
	Title:	Vice President

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Associate

CREDIT SUISSE, as a Revolving Credit Lead Arranger and Revolving Credit Lead Bookrunner
By:	/s/ David Dodd
	Name:	David Dodd
	Title:	Vice President

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Associate

BARCLAYS CAPITAL, as a Term Loan Lead Arranger and Bookrunner and Term Loan Documentation Agent
By:	/s/ Douglas Bernegger
	Name:	Douglas Bernegger
	Title:	Director

BARCLAYS BANK PLC, as Issuing Bank and Revolving Credit Administrative Agent
By:	/s/ Douglas Bernegger
	Name:	Douglas Bernegger
	Title:	Director

BARCLAYS CAPITAL, as a Revolving Credit Lead Arranger and Revolving Credit Lead Bookrunner
By:	/s/ Douglas Bernegger
	Name:	Douglas Bernegger
	Title:	Director

DnB NOR BANK ASA, as a Revolving Credit Lead Arranger
By:	/s/ Nils Fykse
	Name:	Nils Fykse
	Title:	Senior Vice President

By:	/s/ Christopher Wentworth
	Name:	Christopher Wentworth
	Title:	First Vice President

Annex I
Applicable Margin

	Term Loans
Total Leverage Ratio Level I	Eurodollar	ABR
Level I

Greater than or equal to 2.25:1.00	2.50%	1.50%

Level II

Less than 2.25:1.00	2.25%	1.25%

Total Leverage Ratio	Revolving Loans
Level I

Greater than or equal to 2.25: 1.00	2.25%

Level II

Less than 2.25: 1.00 but greater than or equal to 2.00:1.00	2.00%

Level III

Less than 2.00: 1.00	1.75%
Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all relevant Loans outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Sections 5.01(a), (b) or (c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in Level I (i) from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Sections 5.01(a), (b) or (c), (ii) at any time during which Borrower has failed to deliver the financial statements and certificates required by Sections 5.01(a), (b) or (c), respectively, and (iii) at any time during the existence of an Event of Default.

Annex II
Amortization Table

Term Loan
Date	Amount (in dollars)
March 31, 2006	2,125,000
June 30, 2006	2,125,000
September 30, 2006	2,125,000
December 31, 2006	2,125,000
March 31, 2007	2,125,000
June 30, 2007	2,125,000
September 30, 2007	2,125,000
December 31, 2007	2,125,000
March 31, 2008	2,125,000
June 30, 2008	2,125,000
September 30, 2008	2,125,000
December 31, 2008	2,125,000
March 31, 2009	2,125,000
June 30, 2009	2,125,000
September 30, 2009	2,125,000
December 31, 2009	2,125,000
March 31, 2010	2,125,000
June 30, 2010	2,125,000
September 30, 2010	2,125,000
December 31, 2010	2,125,000
March 31, 2011	2,125,000
June 30, 2011	2,125,000
September 30, 2011	2,125,000
December 31, 2011	2,125,000
March 31, 2012	2,125,000
June 30, 2012	2,125,000
September 30, 2012	2,125,000
December 31, 2012	Remainder